EXHIBIT 10.5



                          PURCHASE AND SALE AGREEMENT

                          DATED AS OF OCTOBER 23, 1997

                                     among

                         SMURFIT PACKAGING CORPORATION,


                         RUSSELL-STANLEY HOLDINGS, INC.

                                      and

                             RUSSELL-STANLEY CORP.



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                                TABLE OF CONTENTS

                                                                            Page
                                   ARTICLE I

PURCHASE AND SALE OF ASSETS....................................................1
1.1      Assets to be Transferred..............................................1
1.2      Excluded Assets.......................................................3
1.3      Other Transactions....................................................5
1.4      Assignment of Assets..................................................5
1.5      Obtaining Permits and Licenses........................................6

                                   ARTICLE II

CONSIDERATION..................................................................6

2.1      Purchase Price........................................................6
2.2      Allocation of Purchase Price..........................................6

                                  ARTICLE III

LIABILITIES, OBLIGATIONS AND INDEMNITIES.......................................7

3.1      Liabilities and Indemnity.............................................7
3.2      Indemnification Procedure............................................11
3.3      Other Indemnification Provisions.....................................12
3.4      Cash Settlements.....................................................12

                                   ARTICLE IV

EMPLOYEES AND EMPLOYEE BENEFITS...............................................13

4.1      Interim Employment Period............................................13
4.2      Employment By Buyer..................................................13
4.3      Seller Reliance.  ...................................................14
4.4      Health Care               ...........................................14
4.5      Past Service and Vacations...........................................14
4.6      Bonuses.  ...........................................................15
4.7      Employee Benefit Plans...............................................15
4.8      Addition to Assumed Liabilities......................................15



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                                   ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER .....................................16

5.1      Organization and Corporate Power.....................................16
5.2      Due Authorization; No Breach.........................................16
5.3      Real Property........................................................17
5.4      Personal Property....................................................19
5.5      Title and Condition of Assets; Entire Business.......................19
5.6      Consents.............................................................20
5.7      Compliance With Laws.................................................20
5.8      Permits and Licenses.................................................20
5.9      Environmental Conditions.............................................21
5.10     Product Safety.......................................................22
5.11     Employee Relations...................................................22
5.12     Litigation, Claims and Proceedings...................................23
5.13     Intellectual Property................................................23
5.14     Contracts............................................................24
5.15     Benefit Plans........................................................25
5.16     Financial Statements.................................................26
5.17     Absence of Certain Changes or Events.................................27
5.18     Insurance............................................................27
5.19     Affiliate Transactions.  ............................................28
5.20     Tax Matters.  .......................................................28
5.21     Material Customers and Suppliers.  ..................................28
5.22     Books and Records.  .................................................28
5.23     Disclosure.  ........................................................28
5.24     Survival of Representations and Warranties...........................29

                                   ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER............................29

6.1      Organization and Power...............................................29
6.2      Due Authorization; No Breach.........................................29
6.3      Consents.............................................................30
6.4      Financing.  .........................................................30
6.5      Survival of Representations and Warranties...........................30



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                                                                            PAGE


                                  ARTICLE VII

PRE-CLOSING COVENANTS.........................................................30

7.1      Conduct of the Business..............................................30
7.2      Access to Books, Records and Facilities..............................31
7.3      ISRA.................................................................32
7.4      Best Efforts.........................................................32
7.5      Purchase Order No. 685-2155.  .......................................32

                                  ARTICLE VIII

CONDITIONS OF CLOSING.........................................................32

8.1      Seller's Conditions..................................................32
8.2      Buyer's Conditions...................................................33

                                   ARTICLE IX

TERMINATION; SURVIVAL.........................................................34

9.1      Termination by Buyer or Seller.......................................34
9.2      Survival.............................................................34

                                   ARTICLE X

CLOSING.......................................................................34

10.1     Closing..............................................................34
10.2     Seller's Obligations and Closing Deliveries..........................34
10.3     Buyer's Obligations and Closing Deliveries...........................35

                                   ARTICLE XI

EXPENSES AND POST CLOSING OBLIGATIONS.........................................36

11.1     Taxes and Other Charges..............................................36
11.2     Restriction..........................................................37
11.3     Insurance Data.......................................................38
11.4     Further Assurances...................................................38
11.5     Access to Books, Records and Facilities..............................38

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11.6     Preparation of Audited Financial Statements.  .......................39

                                  ARTICLE XII

BULK SALES LAW................................................................39

12.1     Waiver...............................................................39

                                  ARTICLE XIII

PUBLICITY, CONFIDENTIALITY....................................................39

13.1     Publicity............................................................39
13.2     Confidentiality......................................................40
13.3     Negotiations with Third Parties......................................40

                                   ARTICLE XIV

NOTICES.......................................................................40

14.1     Notices..............................................................40

                                   ARTICLE XV

CONSULTANT FEES...............................................................42

15.1     Brokers..............................................................42

                                  ARTICLE XVI

MISCELLANEOUS.................................................................43

16.1     Binding Effect; Assignment...........................................43
16.2     Exhibits and Schedules...............................................43
16.3     Specific Performance.................................................43
16.4     Counterparts.........................................................43
16.5     Headings; Interpretation.............................................43
16.6     Waiver...............................................................43
16.7     Severability.........................................................44
16.8     Governing Law and Forum..............................................44
16.9     Materiality..........................................................44

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 16.10 Obligations Guarantee..................................................44


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                           PURCHASE AND SALE AGREEMENT


                  PURCHASE AND SALE AGREEMENT (this "Agreement"), dated as of October 23, 1997, among SMURFIT PACKAGING CORPORATION, a Delaware corporation ("Seller"), RUSSELL-STANLEY HOLDINGS, INC, a Delaware corporation ("Parent"), and Russell-Stanley Corp., a New Jersey corporation ("Buyer"). Seller and Buyer are collectively referred to as the "Parties".


                              W I T N E S S E T H:

                  WHEREAS, Seller is engaged in the business of manufacturing and marketing drums through its Plastics Division (the "Division");

                  WHEREAS, Seller owns or holds certain assets, including land, buildings and other real property, fixed assets, machinery, equipment, inventory and other personal property, technology, contracts and other intangible property used in the business of the Division as presently conducted (the "Business"); and

                  WHEREAS, Buyer wishes to purchase, and Seller is willing to sell, all of Seller's right, title and interest in and to the Division, together with all of the assets of Seller and its affiliates used by Seller primarily in the conduct of the Business (other than Excluded Assets as defined below), and as part of such purchase and sale of such assets Buyer is willing to assume certain of the obligations and liabilities of Seller related to the Assets (as defined below) and the Division;

                  NOW, THEREFORE, for and in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:


                                    ARTICLE I

                           PURCHASE AND SALE OF ASSETS

                  1.1 ASSETS TO BE TRANSFERRED. Subject to the terms and conditions of this Agreement, and except as otherwise expressly provided in Articles 1.2 and 1.4 hereof, at the Closing (as defined in Article 10.1 hereof), Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all of Seller's right, title and interest in and to all property, plant, machinery, equipment, inventories, goodwill, and other assets of every kind, character and description, whether tangible or intangible, whether real, personal or mixed, and wherever situated, owned, possessed, leased or licensed by any of Seller or its affiliates and used by Seller or its affiliates primarily in the conduct of the Business, with such changes, deletions or additions thereto as may occur from the date hereof to the Closing in accordance with the terms and conditions of this Agreement and any Ancillary Agreement (as defined herein) executed in connection herewith, including, without limitation, each of the following assets used by Seller or its affiliates primarily in the conduct of the Business, except as otherwise expressly provided in Article 1.2 hereof (collectively, the "Assets"):

                  (a) all properties, assets, rights and entitlements reflected on the balance sheet included in the Financial Statements (as defined in Article 5.16(a)) hereof);

                  (b) all real property used by the Business that is owned by Seller and listed on Schedule 5.3(a) and all buildings, structures and other improvements and fixtures located on such real property and any additions, improvements, replacements and alterations thereto between the date hereof and the Closing Date;

                  (c) all leasehold interests in real property relating to the Business leased by Seller and listed on Schedule 5.3(b), including all buildings, structures and other improvements located on such real property and any additions, improvements, replacements and alterations thereto between the date hereof and the Closing Date;

                  (d) all tangible personal property and interests therein located on the real property or leaseholds listed on Schedules 5.3(a) or 5.3(b) or used by the Division, including all machinery, equipment, furniture, equipment, raw materials, supplies, spare and replacement parts, vehicles, storage tanks, fuel and construction in progress;

                  (e) all inventory and work in progress relating to the Business, including, without limitation, any of such items in transit from manufacturing facilities or warehouses of Seller (the "Inventory");

                  (f) all accounts and notes receivable relating to the Business, including intercompany receivables, deposits and advances, and other receivables (the "Accounts Receivable");

                  (g) all rights under all contracts, leases, licenses, commitments, sales orders, purchase orders, invoices and other agreements relating to the Business (the "Contracts");

                  (h) all warranties, claims and causes of action against third parties relating to the Business, except to the extent related to Excluded Assets or Excluded Liabilities;

                  (i) all prepayments and prepaid expenses relating to the Business;

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                                                                               3


                  (j) all United States, state and foreign intellectual property owned or used by the Division, including, without limitation: (i) (A) inventions, technology, discoveries, processes, formulae, designs, methods, techniques, procedures, machines, manufactures, concepts, developments, new and useful improvements thereof and know-how relating thereto, whether or not patented or eligible for patent protection; (B) copyrights and copyrightable works, including computer applications, programs, software, databases and related items; (C) trademarks, service marks, trade names, trade dress, the goodwill of the Business symbolized thereby and appurtenant thereto, and all common-law rights relating thereto; (D) trade secrets and other confidential or proprietary designs and information; (ii) all registrations, applications, recordings and licenses related to the foregoing; (iii) the right to obtain all renewals, reissues, divisions, continuations or other similar legal protections pertaining to the foregoing; and (iv) the right to sue at law or in equity for any infringement or misappropriation of, or impairment to the foregoing, including the right to receive all proceeds and damages therefrom (collectively "Intellectual Property");

                  (k) originals or copies of all records, files, invoices, customer lists, supplier lists, blueprints, specifications, designs, accounting books and records, tax books and records, business books and records, promotional or advertising material, operating data and plans, and other relevant data relating to the Business; provided that Seller shall retain originals of any such items which (x) relate primarily to the Excluded Assets or Excluded Liabilities; (y) are income tax books and records; or (z) are tax books and records (other than income tax) relating to taxes paid by Seller prior to the Closing; provided further that Buyer shall receive copies of the items set forth in clauses (x), (y) and (z) to the extent such records do not contain confidential information of Seller, and, to the extent such records do contain confidential information, Seller shall provide Buyer and its representatives with access during normal business hours upon reasonable prior notice to such other confidential records; and Buyer shall receive originals of all other such items;

                  (l) all federal, state, local and other governmental licenses, permits, approvals and authorizations relating to the Business to the extent transferrable or assignable;

                  (m) all insurance proceeds relating to the Business arising out of or related to damage, destruction or loss of any Assets to the extent of any damage or destruction that remains unrepaired, or to the extent any Assets remain unreplaced, as of the Closing;

                  (n) all telephone numbers of the Division;

                  (o) all goodwill associated with the Business, the Division or the Assets; and

                  (p) all other properties and assets of Seller and its affiliates used primarily in the conduct of the Business as presently conducted or as conducted on the date of the Closing.


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                                                                               4


                  1.2 EXCLUDED ASSETS. The parties to this Agreement expressly understand and agree that neither Seller nor any affiliate of Seller is hereunder selling, assigning, transferring or conveying to Buyer any of the following assets, rights and properties (the "Excluded Assets"):

                  (a) cash and cash equivalents (including marketable securities and short-term investments) of Seller (other than petty cash located at the real property described in Schedule 5.3);

                  (b) insurance policies and any prepaid premiums thereon and the cash surrender value thereof;

                  (c) any assets sold or otherwise disposed of not in violation of any provisions of this Agreement during the period from the date hereof until the Closing;

                  (d) the name "Smurfit" and all trademarks, service marks, trade names, trade dress and logos containing such name and the goodwill of any business of Seller symbolized thereby and appurtenant thereto and all common law rights relating thereto (the "Excluded Intellectual Property"); PROVIDED that until the nine month anniversary of the Closing Date, Buyer shall have the right to use the Excluded Intellectual Property in connection with the sale of finished goods inventory and the use of product literature, signage and trailers and other vehicles existing on the Closing Date which bear markings containing the Excluded Intellectual Property; PROVIDED FURTHER, that Buyer shall appropriately sticker such product literature so as to reflect accurately the current ownership status of the Assets after the Closing Date and, if requested by Seller, will deliver to Seller, at Seller's expense, any signage containing the "Smurfit" name and logo removed by Buyer during such nine month period, and Buyer agrees that any such use will cease after such nine month anniversary;

                  (e) any rights of Seller under this Agreement and any agreement relating hereto between Seller and Buyer entered into on or after the date hereof;

                  (f) any Tax refunds with respect to periods prior to the Closing;

                  (g) the corporate charter qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, minute books, blank share certificates and share transfer ledgers and other documents relating to the organization, maintenance and existence of Seller as a corporation;

                  (h) personal belongings of any employee of Seller;

                  (i) the insurance recoveries, if any, relating to the Excluded Assets and Excluded Liabilities;


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                                                                               5



                  (j) the assets identified on Schedule 1.2(j) hereto; and

                  (k) all assets which are used exclusively in Seller's other businesses.

                  1.3 OTHER TRANSACTIONS. In addition to the transactions contemplated above, the following acts or transactions shall also occur on or before the Closing:

                  (a) Buyer and Seller each shall execute and deliver a Transition Services Agreement substantially in the form attached hereto as
Exhibit 1.3(a);

                  (b) Buyer and Seller each shall execute and deliver a Bill of Sale and Assignment substantially in the form attached hereto as Exhibit 1.3(b); and

                  (c) Buyer shall execute and deliver an Assumption Agreement substantially in the form attached hereto as Exhibit 1.3(c).

                  The agreements set forth in paragraphs (a) through (c) of this
Article 1.3 are hereinafter referred to as the "Ancillary Agreements."

                  1.4 ASSIGNMENT OF ASSETS. (a) To the extent that any lease, contract, license, agreement, sales or purchase order, commitment, property interest, qualification or other Asset to be sold, assigned, transferred or conveyed to Buyer, or any claim, right or benefit arising thereunder or resulting therefrom (the "Interests"), cannot be sold, assigned, transferred or conveyed without the approval, consent or waiver of or filing with the issuer thereof or the other party thereto or any third person (including a government or governmental unit), or to the extent that such sale, assignment, transfer or conveyance or attempted sale, assignment, transfer or conveyance of any such Interest would constitute a breach thereof or a violation of any law, decree, order, regulation or other governmental edict, this Agreement shall not constitute a sale, assignment, transfer or conveyance thereof or an attempted sale, assignment, transfer or conveyance thereof.

                  (b) Notwithstanding anything to the contrary contained herein, Seller is not obligated to sell, assign, transfer or convey to Buyer, and Buyer is not obligated to purchase from Seller, any of Seller's rights and obligations in and to any of the Interests without first having the necessary approvals, filings, consents or waivers required to effect such sale, assignment, transfer or conveyance and all permits, licenses, registrations or other authorizations necessary to conduct the Business subsequent to Closing set forth in Schedule 5.6(b) hereof.

                  (c) To the extent that any of the approvals, consents, filings, waivers, permits, licenses, registrations or other authorizations referred to in Article 1.4(a) hereof have not been obtained by Seller as of the Closing, Seller and its affiliates shall, during the remaining term of


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                                                                               6

such Interest, use all reasonable efforts, to (i) obtain the consent of any such third person (including a government or governmental unit), (ii) cooperate with Buyer and Parent in any reasonable and lawful arrangement designed to provide the benefits of such Interest to Buyer and (iii) enforce, at the request of Buyer or Parent and for the benefit of Buyer, any rights of Seller and its affiliates arising from such Interest against such issuer thereof or the other party or parties thereto (including the right to elect to terminate any such Interest in accordance with the terms thereof upon the written request of Buyer or Parent). Any such efforts by Seller pursuant to this Article 1.4(c) shall be at the expense of Seller.

                  1.5 OBTAINING PERMITS AND LICENSES. Buyer, in cooperation with Seller, shall use all reasonable efforts to obtain as of the Closing or as soon thereafter as may be practicable all permits and licenses required by any governmental agency with respect to the Assets or the Division (including, without limitation, environmental and other operating permits) and all approvals, filings, consents or waivers necessary for Buyer to conduct the Business, without any guaranty or liability of Seller and its affiliates with respect thereto. Seller and its affiliates will assign, transfer and convey to Buyer at the Closing those permits and licenses which are held or used by Seller in the conduct of the Business and can be assigned without having to obtain the consent of any third party (other than any affiliate of Seller) with respect thereto, provided that Seller and Buyer will work together and use all reasonable efforts to obtain any third party consents necessary to the assignment or transfer of any other permits or licenses used or held by Seller in the conduct of the Business which are so assignable or transferable. Subsequent to the assignment, transfer and conveyance of each Asset on or after the date of the Closing, to the extent permitted by law, Seller shall have the right to cancel any permits or licenses held by Seller now applicable to such Asset to the extent not assignable or transferrable to Buyer pursuant to this
Article 1.5. The failure of Seller to cancel any permits or licenses shall not affect the rights, obligations, liabilities and indemnifications of Seller by Buyer under this Agreement.


                                   ARTICLE II

                                  CONSIDERATION

                  2.1 PURCHASE PRICE. As consideration for the Assets and the covenant contained in Article 11.2 hereof, at the Closing (as defined in Article
10.1 hereof) Buyer shall pay Seller the sum of (i) $69.5 million plus (ii) the Addison Option Amount (as hereinafter defined). All payments made to Seller pursuant to this Article 2.1 (the "Purchase Price") shall be made by wire transfer of immediately available funds to an account designated by Seller at least two business days prior to the Closing Date. As used herein the "Addison Option Amount" shall mean an amount equal to the sum of (i) $450,000, representing the option purchase price amount due upon exercise of the purchase option pursuant to the real property lease for the Addison, Illinois facility; plus (ii) $18,822.23, representing Seller's out-of-pocket costs incurred in connection with the closing of the exercise of such purchase option.


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                                                                               7



                  2.2 ALLOCATION OF PURCHASE PRICE. (a) Buyer and Seller agree that they shall allocate the sum of the Purchase Price among the Assets as of the Closing Date on Internal Revenue Service ("IRS") Form 8594, in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury regulations promulgated thereunder. The allocation described in the preceding sentence shall be determined by the joint agreement of Buyer and Seller based upon the fair market value of the Assets as of the Closing Date. Buyer shall provide Seller with a copy of Buyer's proposed fair market value allocation (the "Allocation") as promptly as reasonably practicable. In the event that Buyer and Seller are unable to agree on the Allocation within 90 days of the date on which Buyer provides Seller with a copy of the Allocation, a third-party appraiser jointly selected by Buyer and Seller, the cost of which shall be borne equally by Buyer and Seller, shall resolve all items with respect to the Allocation to which there is a dispute between the parties.

                  (b) Buyer and Seller shall timely file with the appropriate Tax authorities copies of the agreed upon IRS Form 8594 and shall use the Allocation in the preparation of all Tax Returns (including any attachments thereto) and for all other Tax purposes. In the event any party hereto receives notice of an audit in respect of the Allocation, such party shall notify the other party in writing as to the date and subject of such audit as promptly as reasonably practicable.

                  (c) If any Tax Return filed by Buyer or Seller relating to the transactions contemplated hereby is challenged by the Tax authority with which such Tax Return was filed on the basis of the Allocation, as finally adjusted, the filing party shall assert in good faith the validity and correctness of the Allocation, provided, however, that after asserting such position the filing party shall be free to settle such dispute as it determines. If any such Tax Return is challenged as herein described, the party filing such Tax Return shall keep the other party generally apprised of its decisions and the current status and progress of all administrative and judicial proceedings, if any, that are undertaken at the election of such party with respect thereto.

                  (d) Any adjustment to the Purchase Price or the amount of Assumed Liabilities shall result in an appropriate adjustment to the Allocation and the IRS Form 8594 described above.

                                   ARTICLE III

                    LIABILITIES, OBLIGATIONS AND INDEMNITIES

                  3.1 LIABILITIES AND INDEMNITY. (a) Subject to the provisions of Article 3.1(b) hereof and except as otherwise provided in this Agreement, effective as of the Closing, Buyer shall, without any further responsibility or liability of or recourse to Seller or any of its affiliates or any of their respective directors, shareholders, officers, employees, agents, consultants, representatives, successors, transferees and assigns (hereinafter sometimes referred to as "Seller


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                                                                               8


Indemnified Parties"), absolutely and irrevocably assume and be solely liable and responsible for any and all of the following Liabilities (as defined below) (collectively, the "Assumed Liabilities"):

                  (i) all Liabilities reflected on the unaudited balance sheet of the Business as of June 30, 1997 and the notes thereto included in the Financial Statements (the "June 30 Balance Sheet");

                  (ii) all Liabilities of Seller arising under the Contracts assigned to Buyer hereunder (other than Liabilities attributable to any failure by Seller to comply with the terms thereof);

                  (iii) all other Liabilities as of the Closing Date of Seller incurred in the ordinary course of the Business since June 30, 1997 and not in violation of any provision of this Agreement;

                  (vi) Liabilities agreed to be assumed by Buyer with respect to Transferred Employees pursuant to Article IV hereof;

                  (v) Liabilities arising from any claim, action, suit, investigation or proceeding relating to or arising out of Buyer's ownership of the Assets after the Closing or Buyer's conduct of the Business after the Closing, including without limitation, claims with respect to defective products or services, alleged improper sales practices, warranty claims, claims for any loss, damage or cost arising out of any property damage or personal injury, in each case due to the use of any product sold by or services furnished by the Business after the Closing Date;

                  (vi) Liabilities under or relating to Environmental Laws (as defined in Article 5.9(a) hereof), in force or effect on or after the Closing Date, concerning the Buyer's ownership of the Assets on or after the Closing Date or Buyer's conduct of the Business on or after the Closing and, in each case, arising out of or as a consequence of an event or condition first occurring or existing on or after the Closing Date; without limiting the foregoing, Buyer shall be responsible for compliance with Environmental Laws which were enacted prior to the Closing Date and are in effect as of the Closing Date and which by the terms of such Environmental Laws do not require compliance until after the Closing Date; and

                  (vii) Seller's payables to Seller's affiliates identified on
Schedule 3.1(e)(iv) hereto.

The term "Liability" shall mean and include any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, cost of environmental investigation or remediation, obligation or


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                                                                               9


responsibility, whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued or unaccrued, absolute, contingent or otherwise.

                  (b) Notwithstanding anything to the contrary contained in
Article 3.1(a) hereof, the term "Assumed Liabilities" shall not mean or include, or be deemed to mean or include, and Seller hereby agrees to indemnify and hold harmless each of Parent and Buyer and its affiliates and their respective directors, shareholders, partners, officers, employees, agents, consultants, representatives, successors, transferees and assigns (hereinafter sometimes referred to as "Buyer Indemnified Parties") against (i) any Liabilities which are satisfied or discharged prior to the Closing and (ii) any Excluded Liabilities not expressly assumed under Section 3.1(a) (including in each case any penalties, fines, reasonable attorneys' fees and other costs incident to proceedings or investigations or the prosecution or defense of any claim (collectively, "Damages")). Except as set forth in Articles 3.1(a) and 3.1(b) hereof, or as may be otherwise expressly agreed upon in any Ancillary Agreement, Buyer will assume no Liability of Seller or any of its affiliates. It is understood that indemnity claims under this Article 3.1(b) may be brought by Buyer Indemnified Parties at any time and shall not be limited as to dollar amount.

                  (c) Buyer shall indemnify and hold harmless the Seller Indemnified Parties against all Assumed Liabilities (including Damages) and (ii) Damages which are caused by or arise out of the failure by Buyer to perform or fulfill any agreement or covenant to be performed or fulfilled by Buyer under this Agreement or any Ancillary Agreement. It is agreed and understood that claims under this Article 3.1(c) may be brought by Seller Indemnified Parties at any time and shall not be limited as to dollar amount.

                  (d) Buyer shall also indemnify and hold harmless the Seller Indemnified Parties against any Damages which are caused by or arise out of any breach of any representation or warranty of Buyer. It is agreed and understood that no claim under this Article 3.1(d) shall be asserted after the second anniversary of the Closing.

                  (e) Except for the Assumed Liabilities, Buyer is not assuming, and is not responsible for, any Liabilities of Seller, whether or not related to the Division ("Excluded Liabilities"), including without limitation, the following:

                  (i) any Liabilities with respect to the operation of the Business prior to the Closing for all Taxes (including, without limitation, all United States federal, state and local income, sales, real property, personal property and other Taxes, but excluding payroll Taxes), all levies, imposts and duties in the nature of Taxes and all deficiencies, assessments, charges and penalties associated therewith and any other Liabilities for Taxes for all periods prior to the Closing;

                  (ii) Liabilities relating to employee benefits or compensation arrangements arising before or as a result of the Closing, including, without limitation, any


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                                                                              10


         Liabilities under any of Seller's Plans (as defined in Article 5.15 hereof), including, without limitation, Liabilities relating to any severance payments or other benefits payable as a result of the transactions contemplated hereby, except as provided in Article IV;

                  (iii) Liabilities accruing prior to the Closing to the extent that Seller actually is reimbursed therefor under its insurance policies;

                  (iv) Seller's payables to Seller's affiliates which are not identified on Schedule 3.1(e)(iv) hereto;

                  (v) Liabilities under any bond, note, debenture, or similar instrument or any other indebtedness for borrowed money;

                  (vi) Any cash overdrafts;

                  (vii) Liabilities of Seller related to the Excluded Assets;

                  (viii) Liabilities of Seller under this Agreement or any Ancillary Agreement;

                  (ix) Liabilities of Seller arising out of or as a consequence of (A) injury or death of any person as a consequence of any event occurring prior to the Closing, (B) damage to the property of any third party as a consequence of any event occurring prior to the Closing, and (C) workers' compensation claims relating to events or conditions which occurred or arose prior to the Interim Employment Period Termination Date (as defined);

                  (x) Liabilities arising from any claim, action, suit, investigation or proceeding (whether initiated prior to or after Closing) relating to or arising out of Seller's ownership of the Assets or Seller's conduct of the Business prior to the Closing, including without limitation, claims with respect to defective products or services, alleged improper sales practices, warranty claims, claims for any loss, damage or cost arising out of any property damage or personal injury due to the use of any product sold by or services furnished by the Business prior to the Closing Date;

                  (xi) Liabilities under or relating to Environmental Laws (as defined in Article 5.9(a) hereof) concerning the Seller, the Assets, the Business or the Division and arising out of or as a consequence of an event or condition occurring or existing prior to the Closing; without limiting the foregoing, Buyer shall be responsible for compliance with Environmental Laws which were enacted prior to the Closing Date and are in effect as of the Closing Date and which by the terms of such Environmental Laws do not require compliance until after the Closing Date;

                  (xii) Liabilities relating to the Division resulting from or relating to Seller's failure to qualify to do business as a foreign corporation in any jurisdiction;

                  (xiii) any Liabilities relating to Seller's former Fibredrum business, including Seller's former facility located in Matawan, New Jersey;

                  (xiv) Liabilities identified on Schedule 5.12;

                  (xv) any liability of any other division of Seller or any affiliate of Seller; and

                  (xvi) any obligations or liabilities arising out of or relating to all claims and causes of action under federal, state and/or municipal civil rights and/or employment law statutes including, but without limitation, Title VII of the Civil Rights Acts of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Occupational Health & Safety Act, the National Labor Relations Act, or the Missouri Civil Rights Act for actions of Seller arising prior to the Closing Date.

                  (f) Seller shall also indemnify and hold harmless each Buyer Indemnified Party against any Damages which are caused by or arise out of any breach of any representation or warranty of Seller. No claim shall be asserted for a claim under this Article 3.1(f) after the eighteen month anniversary of the Closing, provided that the foregoing shall not apply to claims for a breach of (i) a representation or warranty under Articles 5.9 hereof, which may be brought at any time on or prior to the third anniversary of the Closing or (ii) any representation or warranty under Article 5.20 hereof, which may be brought at any time prior to the sixtieth day following the expiration of all applicable statutes of limitation (after giving effect to any extensions or tolling thereof). No Buyer Indemnified Party shall be entitled to indemnification for claims under this Article 3.1(f) for any claim or damage unless and until the aggregate amount of claims of Buyer Indemnified Parties exceeds $500,000. If the aggregate amount of such claims exceeds $500,000, then the Buyer Indemnified Parties may claim indemnification only for any claims in excess of $500,000. The aggregate indemnification obligations of Seller for claims under this Article 3.1(f) shall not exceed $25 million.

                  (g) Any indemnification amounts payable to Buyer Indemnified Parties or Seller Indemnified Parties hereunder shall be paid them by wire transfer of immediately available funds.

                  3.2 INDEMNIFICATION PROCEDURE. The obligation of a party (the "Indemnifying Party") to indemnify any person or entity (the "Indemnified Party") under Article 3.1 hereof is conditioned upon receiving from the Indemnified Party written notice of the assertion or institution of a claim arising from or related to any liability set forth in Article 3.1 hereof (a "Claim") or of the occurrence of an event which the Indemnified Party reasonably believes could lead to the assertion of a Claim, specifying in reasonable detail the nature and amount of such Claim, promptly after the Indemnified Party becomes aware of such Claim or event; provided, however, that the failure of the Indemnifying Party to receive such notice on a timely basis shall relieve the Indemnifying Party of its obligation to indemnify hereunder only if and to the extent that such failure is prejudicial to its ability to defend such Claim. Subject to the terms hereof, the Indemnifying Party shall have the absolute right, in its sole discretion and at its sole expense, to elect to defend, settle or otherwise protect against any Claim with legal counsel of its own selection reasonably satisfactory to the Indemnified Party, provided, however, that no Claim may be settled by the Indemnifying Party without the consent of the Indemnified Party, which consent shall not be unreasonably withheld. The Indemnified Party shall have the right, but not the obligation, to participate, at its own expense, in the defense of any Claim through counsel of its own and the fees and expenses of such counsel will be at the expense of such Indemnified Party unless (i) the Indemnifying Party specifically authorized the employment of such counsel and specifically agreed to pay such counsel's fees, (ii) the Indemnifying Party does not employ counsel that is reasonably satisfactory to the Indemnified Party, or there is a conflict of interest between the position of the Indemnifying Party on the one hand and the Indemnified Party on the other hand, or (iii) the Indemnifying Party fails to assume the defense or fails to contest such action in good faith, in any which case, if the Indemnified Party notifies the Indemnifying Party that it elects to employ separate counsel, the Indemnifying Party will not have the right to assume the defense of such Claim on behalf of the Indemnified Party and the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Party. The Indemnified Party shall, and shall cause its affiliates to, at all times cooperate in all reasonable ways with, make its relevant files and records available for inspection and copying by, and make (subject to assertion of attorney-client and other applicable privileges) its employees available or otherwise render reasonable assistance to the Indemnifying Party in connection with its defense of any Claim. Subject to the next sentence, in the event the Indemnified Party, without prior consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed), makes any settlement with respect to any Claim, the Indemnifying Party shall be discharged from all obligations under Article 3.1 hereof with respect to such Claim. In the event the Indemnifying Party fails timely to defend, contest or otherwise protect against any Claim or to contest any Claim in good faith, the Indemnified Party shall have the right, but not the obligation, to defend, contest, assert cross claims or counterclaims or otherwise protect against the same, to make any compromise or settlement thereof, with the consent of the Indemnifying Party which shall not be unreasonably withheld or delayed, and to recover from the Indemnifying Party and be indemnified by the Indemnifying Party for the entire cost thereof, including, without limitation, legal expenses, disbursements and all amounts paid as a result of such Claim or the compromise or settlement thereof.

                  3.3 OTHER INDEMNIFICATION PROVISIONS. The Parties shall make appropriate adjustments for tax benefits actually realized as a result of an indemnifiable Liability and for insurance proceeds actually recovered by or on behalf of an Indemnified Party in respect of an indemnifiable Liability in determining the amount of Damages pursuant to any Claims asserted under this Article 3. All indemnification payments made pursuant to this Article 3 shall be considered adjustments to the Purchase Price.

                  3.4 CASH SETTLEMENTS. (a) Any cash or cash equivalent received by Seller (in its lock box or otherwise) on or prior to 5:00 p.m., eastern standard time, on the Closing Date shall constitute part of the Excluded Assets.

                  (b) Any cash or cash equivalents received by Seller (in its lock box or otherwise) after the Closing Date in respect of Accounts Receivable or any other Assets shall be paid to Buyer within five (5) days of receipt thereof to an account designated by Buyer.

                  (c) Seller shall issue checks on the Closing Date in respect of all payments which are due on or prior to the Closing Date based upon Seller's customary payment terms and conditions, which, in certain cases, include a 66 day payment term notwithstanding an invoice specifying "net 30".


                                   ARTICLE IV

                         EMPLOYEES AND EMPLOYEE BENEFITS

                  4.1 INTERIM EMPLOYMENT PERIOD. As provided in the Transition Services Agreement all salaried, non-union hourly and unionized hourly employees of Seller related to the Division ("Division Employees") shall remain employees of Seller after the Closing until April 30, 1998 or such earlier date as Buyer may elect by written notice to Seller ("Interim Employment Period," the last day of the Interim Employment Period is hereinafter referred to as "Interim Employment Termination Date").

                  4.2 EMPLOYMENT BY BUYER. (a) Effective as of the Interim Employment Period Termination Date, Buyer (i) will offer employment to all salaried and non-union hourly Division Employees of Seller at comparable positions and rates of pay and (ii) agrees to hire all of Seller's unionized hourly Division Employees subject to the terms and conditions of the collective bargaining agreements applicable to such employees (the "Transferred Employees"); provided, however that Buyer may terminate, at Buyer's sole discretion and expense, at any time after the Interim Employment Period Termination Date the employment of any Transferred Employee with Buyer provided, that Buyer shall indemnify and hold Seller harmless from and against any claims or causes of action asserted by any Transferred Employees arising from such termination, including, without limitation, any claims for severance benefits. Buyer agrees to offer severance benefits to the Transferred Employees in accordance with Buyer's existing severance plan, giving the Transferred Employees Past Service (as hereinafter defined) credit. For purposes of this
Article IV, Transferred Employees shall not include any person on disability (including sick leave, short-term disability and long-term disability), layoff or leave of absence or any retirees, COBRA beneficiaries or vested terminations as of the Interim Employment Period Termination Date provided, however, that Buyer agrees to hire any Division Employees of Seller who as of the Interim Employment Period Termination Date are on disability, layoff or leave of absence as soon as the disability, layoff or leave of absence terminates if such employee would have been entitled to reinstatement at the time he or she is available to return to work in accordance with the Seller's personnel policies in effect at the time of the Closing. Buyer shall not assume responsibility for any Transferred Employee until such employee commences employment with Buyer, except to the extent of the Assumed Liabilities and as provided in the Transition Services Agreement.

                  (b) Effective as of the Interim Employment Period Termination Date, Buyer shall, without any further responsibility or liability of or recourse to Seller, assume and be solely liable and responsible for any and all of the following Liabilities:

                  (i) Liabilities arising from the collective bargaining agreements identified on Schedule 4.2(b) hereof;

                  (ii) workers compensation claims reported after the Interim Employment Period Termination Date related to events or conditions which occurred or arose after such date; and

                  (iii) Liabilities for vacation and sick pay accrued on the books and records of Seller in the ordinary course of business consistent with past practice which are due Transferred Employees after the Interim Employment Period Termination Date.

                  4.3 SELLER RELIANCE. Buyer understands and acknowledges that upon termination of the Interim Employment Period Termination Date Seller will be relying on Buyer's agreement set forth in Section 4.2 hereof. In that regard, Buyer retains sole responsibility for any Liabilities to the Transferred Employees under the Worker Adjustment and Retraining Notification Act ("WARN") and agrees to hold Seller harmless from and against any Liabilities arising therefrom relating to the Transferred Employees.

                  4.4 HEALTH CARE (a) Buyer shall be responsible for providing health care continuation coverage as required by the Consolidated Omnibus Reconciliation Act of 1985 ("COBRA") to any Transferred Employees who are employed by Buyer on and after the Interim Employment Period Termination Date and who terminated employment after the Interim Employment Period Termination Date.

                  (b) Buyer will waive any pre-existing condition restrictions for Transferred Employees under Buyer's welfare plans to the extent the Transferred Employee has satisfied the pre-existing condition restriction in the Seller's welfare plans. Claims for expenses incurred by Transferred Employees or their dependents prior to the Interim Employment Period Termination

Date shall be covered by Seller's welfare plans and claims for expenses incurred by Transferred Employees or their dependents on or after the Interim Employment Period Termination Date shall be covered by Buyer's welfare plans.

                  4.5 PAST SERVICE AND VACATIONS. Transferred Employees will receive credit for Past Service (as hereinafter defined) in determining vacation entitlement under Buyer's applicable vacation policy. "PAST SERVICE" means service (i) as an employee of Seller or Seller's affiliates and (ii) as an employee of predecessor companies prior to the acquisition of the Business by Seller, but only to the extent that such service is continuous through the Closing Date; PROVIDED, HOWEVER, that in no event shall Buyer be required to provide or recognize past service for any period of service not recognized under Seller's Plans. Buyer will give credit to Transferred Employees for earned but unused vacation and/or accrued vacation (determined as of the Interim Employment Period Termination Date). Buyer shall have no obligation to make any cash payment in lieu of earned, but unused, or accrued vacation to any Transferred Employee. For purposes of this Section 4.5, "EARNED" vacation shall mean vacation earned under Seller's vacation policy with respect to service in 1998 but to be taken in 1998, while "ACCRUED" vacation shall mean vacation accrued under Seller's vacation policy with respect to service in 1997 but available only in 1998.

                  4.6 BONUSES. Schedule 4.6 sets forth the amounts by employees of the bonuses earned and accrued on the books of the Division by the salaried employees of the Division as of September 30, 1997. At Closing, Seller shall deliver to Buyer an update to Schedule 4.6 setting forth the amounts of such bonuses accrued as of the Closing Date. Seller shall pay the 1997 bonuses in the ordinary course of business prior to March 31, 1998, and Buyer shall reimburse Seller for the portion of such bonuses earned from the Closing Date through December 31, 1997, together with all taxes and other amounts payable in connection with such portion, in accordance with the procedures set forth for the reimbursement of salary and benefits in the Transition Services Agreement.

                  4.7 EMPLOYEE BENEFIT PLANS. (a) Except as otherwise expressly provided herein, Seller shall retain all assets (including any plan overfundings) and all liabilities and obligations in respect of benefits, contributions or premiums accrued or incurred prior to the Interim Employment Period Termination Date by employees of Seller related to the Division (including Transferred Employees) under (i) any Seller Plans (as defined in
Article 5.15 hereof), (ii) any group life, accident, medical, dental or disability plan or similar arrangement or (iii) any worker's compensation arrangements, and Buyer shall not have any liability with respect thereto. No assets of any of Seller's Plans shall be transferred to Buyer or to any plan of Buyer. Seller shall cause all of Seller's Plans that are pension plans (as defined in Section 3(2) of ERISA) to be amended to provide that the accrued benefits as of the Interim Employment Period Termination Date of all Transferred Employees and their beneficiaries shall be vested as of the Interim Employment Period Termination Date and Seller agrees that any comparable plans established by Buyer shall provide that any benefits payable under Buyer's plans shall be reduced by any benefits payable or due under Seller's Plans.

                  (b) Except as otherwise provided in this Article IV, Buyer will recognize all service of the Transferred Employees with the Seller and its affiliates, only for purposes of eligibility to participate in, and vesting under, any plans or other benefit arrangements of Buyer within the meaning of
Section 3(3) of ERISA, in which the Transferred Employees participate.

                  4.8 ADDITION TO ASSUMED LIABILITIES. The Liabilities to be assumed by Buyer as of the Interim Employment Period Termination Date pursuant to this Article IV, including those set forth in Article 4.2(b) hereof, and the Transaction Services Agreement shall as of such date become for all purposes "Assumed Liabilities" as defined in this Agreement.


                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                                   OF SELLER

            Seller hereby represents and warrants to Parent and Buyer that:

                  5.1 ORGANIZATION AND CORPORATE POWER. (a) Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite power and authority to own, lease and operate the Assets and to conduct the Business. Seller has full corporate power and authority to enter into and perform this Agreement and each Ancillary Agreement.

                  (b) Each affiliate of Seller has all requisite power and authority to enter into and perform any Ancillary Agreements to which such affiliate is a party.

                  5.2 DUE AUTHORIZATION; NO BREACH. The execution, delivery and performance by Seller of this Agreement and by Seller and its affiliates of each Ancillary Agreement to which Seller or such affiliate is a party and the transactions contemplated hereby and thereby have been approved by the Board of Directors of each of Seller and Seller's relevant affiliates and no further action is required to be taken by any of Seller and such affiliates in order to execute, deliver and perform this Agreement and any of the Ancillary Agreements to which Seller or such affiliate is a party and to transfer the Assets to Buyer. This Agreement is a valid and legally binding obligation of Seller, enforceable against it in accordance with its terms subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors rights and remedies generally, and subject, as to enforceability, to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity), and each Ancillary Agreement and other agreement or instrument contemplated by this Agreement, when executed and delivered by any of Seller or its affiliates in accordance with the provisions thereof, will be a valid and legally binding obligation of each of Seller and any affiliate which is a party thereto, enforceable against each such party in accordance with its terms subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors rights and remedies generally, and subject, as to enforceability, to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity). All persons who have executed this Agreement on behalf of Seller, or who will execute on behalf of Seller or any affiliate of Seller, any agreement or instrument contemplated by this Agreement, have been duly authorized to do so by all necessary corporate action. Neither the execution and delivery of this Agreement, any Ancillary Agreement to which Seller or any affiliate of Seller is a party and the other agreements and documents to be executed or delivered pursuant hereto, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate, or conflict with, any provision of the articles of incorporation or by-laws (or other governing documents) of Seller or any of its affiliates, (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event of default which with notice or lapse of time or both would become a default) under, or result in the termination (or grant a right of termination) of, cancellation, amendment or accelerate (or grant the right to accelerate) the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the Assets under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, agreement, lease, Permit or other material instrument to which Seller or any of its affiliates is a party or by which they or any of the Assets are bound or (iii) violate, or conflict with, any order, writ, injunction, arbitration award, judgment or decree of any court, governmental body or arbitrator applicable to Seller or any applicable statute, law, rule or regulation, except, in the case of clause (ii) or (iii), as would not have a Material Adverse Effect (as defined in Article 5.3).

                  5.3 REAL PROPERTY. (a) Schedule 5.3(a) attached hereto is a true and complete list of all real property owned by Seller or its affiliates and used in the conduct of the Business (other then Seller's Matawan, New Jersey property, which is an Excluded Asset) (collectively, the "Owned Real Property"; the Owned Real Property and the Leased Real Property are hereinafter collectively referred to as the "Real Property"). Legal descriptions of such Real Property and the most recent title reports or policies with respect to each Owned Real Property have previously been delivered to Buyer. Seller is (and at Closing Buyer shall be) the sole owner of good, valid, fee simple, indefeasible, sufficient and marketable title to the Owned Real Property, including, without limitation, all easements or rights of ways granted to Seller and all buildings, structures, fixtures, and improvements located thereon, in each case free and clear of all pledges, security interests, liens, mortgages, encumbrances, equities, claims, reservations, third party rights or obligations (including, without limitation, third party leases or subleases, easements, rights of way or other commercial or governmental use restrictions) of any nature (collectively, "Encumbrances"), except (i) as expressly set forth on Schedule 5.3(a), (ii) Encumbrances described in clauses (ii) and (v) of Article 5.5 hereto, (iii) Encumbrances which, individually or in the aggregate, do not materially detract from the value of the Assets or result in a material adverse effect on the business, financial condition or results of operations of the Division or the Assets or have a material adverse effect on the ability of any of Seller and its affiliates to perform Seller's and such affiliates' obligations hereunder or under any Ancillary Agreement (each of such effects is herein called a "Material Adverse Effect") and (iv) Encumbrances created by, or arising as a result of the ownership of the Assets by, Buyer (clauses (i), (ii), (iii) and (iv), collectively, the "Real Property Encumbrances"). There are no brokerage or leasing commissions pertaining to the Owned Real Property which have not been fully paid.

                  (b) Schedule 5.3(b) attached hereto is a true and complete list of all agreements (together with any amendments thereof, collectively, the "Real Property Leases") pursuant to which Seller leases, subleases or otherwise occupies (whether as landlord, tenant, subtenant or other occupancy arrangement) any real property included in the Assets (collectively, the "Leased Real Property"), and true and complete copies of the Real Property Leases have previously been delivered to Buyer. With respect to each Real Property Lease, except as set forth on Schedule 5.3(b), (i) each Real Property Lease is a valid and subsisting agreement in full force and effect and constitutes a valid and binding obligation of Seller and, to Seller's Knowledge (as defined below), of any other party thereto, and is legally enforceable against Seller and, to Seller's Knowledge, any other party thereto, (ii) each such Real Property Lease may be assigned by Seller without the consent of any other party and without resulting in an increase in rent or penalty to the tenant or an early termination, (iii) Seller has not received any written notice from the other party to such lease of the termination thereof or alleging a default by Seller,
(iv) there is no material default or event which, with notice or lapse of time or both, would constitute a material default on the part of Seller (nor, to Seller's Knowledge, on the part of any other party thereto) under any such lease, (v) Seller has not transferred, assigned, hypothecated, pledged or encumbered any of its rights or interest thereunder, and (vi) Seller has, and immediately after the Closing, Buyer will have, good, valid and enforceable title to the leasehold estate in the Leased Real Property, free and clear of any Encumbrance of any nature, except for Encumbrances listed on Schedule 5.3(a) or which, individually or in the aggregate, would not have a Material Adverse Effect and except for Encumbrances created by, or arising as a result of the ownership of the Assets by, Buyer. For the purposes of this Agreement, "Seller's Knowledge" shall mean any fact or set of facts of which Craig Hunt, Regina Wyse, Kevin Kerchner, Paula Thomann, Ted Udell, Jim McGuire and any general manager, plant manager or controller or sales manager employed by the Division have actual knowledge.

                  (c) Seller has obtained all easements and rights of way required from all governmental jurisdictions or from private parties for the normal use and operation of the Business on the Owned Real Property as heretofore conducted.

                  (d) There is no pending or, to Seller's Knowledge, threatened condemnation, expropriation, eminent domain or similar proceeding affecting any of the Real Property and Seller has not received any written notice of any of the same.

                  (e) Each Owned Real Property and, to Seller's Knowledge, each Leased Real Property and all buildings, structures, fixtures and improvements on each Owned Real Property and, to Seller's Knowledge, each Leased Real Property, and all use of any thereof by Seller, conform with all applicable building, zoning, subdivision, land use, fire and other laws pertaining to or affecting real property, except where the failure to so conform would not have a Material Adverse Effect. Each occupied Owned Real Property and, to Seller's Knowledge, each occupied Leased Real Property is occupied under a valid and existing certificate of occupancy for such Real Property. Seller has taken all corrective action indicated in all written notices or orders to Seller to correct violations of laws issued by any governmental authority having jurisdiction against or affecting the Real Property. The Real Property is not in violation of any restrictive covenant, condition, restriction or limitation which would have a Material Adverse Effect or a material adverse effect on the use thereof as currently utilized.

                  (f) No Owned Real Property is subject to any contract or other restriction of any nature whatsoever (recorded or unrecorded) preventing or limiting the right of Seller to convey or use it as currently operated.

                  (g) All Real Property and the improvements thereon are supplied with the utilities necessary for the operation of such facilities as currently operated.

                  (h) Seller has not received written notice of any special assessment relating to any Real Property or any portion thereof, and, to Seller's Knowledge, there are no pending or threatened special assessments.

                  (i) Seller has furnished Buyer with all non-privileged environmental, engineering or other studies or reports prepared for Seller since January 1, 1992 which primarily deal with the ownership, operation, maintenance or management of the Real Property.

                  5.4 PERSONAL PROPERTY. (a) Except as disclosed or provided for in this Agreement or any Exhibit or Schedule 5.4 attached hereto, and except for dispositions of assets after the date hereof and prior to the Closing in accordance with the terms of this Agreement, all of the fixtures, plants, buildings, improvements, machinery, equipment, vehicles, construction in progress and other tangible personal property referred to in Articles 1.1(c) and 1.1(d) hereof are located on the Real Property. Except for goods in transit and as disclosed or provided for in this Agreement or any Exhibit or Schedule 5.4 attached hereto, all of the Inventory is located on the Real Property.

                  (b) All of the fixtures, plants, buildings, structures and improvements on the Real Property and all machinery, equipment, vehicles and other tangible personal property included in the Assets have no material defects, are in normal operating condition and repair, except for immaterial exceptions, and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted).

                  5.5 TITLE AND CONDITION OF ASSETS; ENTIRE BUSINESS. (a) Seller has good and marketable title to, or holds by valid and existing lease or license, all of the Assets and will transfer same to Buyer at the Closing. Except for Encumbrances created by, or arising as a result of the ownership of the Assets by, Buyer, the Assets (other than the Real Property) are free and clear of all Encumbrances, except:

                  (i) Encumbrances reflected on or reserved against in the balance sheet included in the Financial Statements;

                  (ii) taxes and general and special assessments not in default and payable without penalty or interest;

                  (iii) Encumbrances which, individually or in the aggregate, do not have a Material Adverse Effect;

                  (iv) Encumbrances of public record;

                  (v) inchoate mechanic's and material men's liens for construction in progress and workmen's, repairmen's, warehousemen's and carrier's liens arising in the ordinary course of business; and

                  (vi) Encumbrances set forth on Schedule 5.5 hereto.

                  (b) Encumbrances referred to in paragraphs (i), (ii), (iii),
(iv), (v) or (vi) of Article 5.5(a) hereof are collectively referred to as "Permitted Encumbrances".

                  (c) The Assets, together with the rights of Buyer under the Ancillary Agreements, are sufficient to allow Buyer to conduct the Business substantially in the same manner and to substantially the same extent as heretofore conducted by Seller.

                  5.6 CONSENTS. Schedule 5.6(a) hereto sets forth all actions, approvals, permits, consents or authorizations, including but not limited to any action, approval, consent or authorization by any third party, financial institution, governmental or quasi-governmental agency, commission, board, bureau or instrumentality, required to be obtained by any of Seller and its affiliates in order to consummate the transactions contemplated hereby and in order for Buyer to continue the conduct of the Business after the Closing, including, without limitation, (i) the expiration of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") and (ii) consents required to transfer or assign any Contracts or Permits (as defined in Article 5.8) to Buyer. Schedule 5.6(b) identifies those items set forth in Schedule 5.6(a) that are conditions to Closing pursuant to Article 8.2(e) hereof.

                  5.7 COMPLIANCE WITH LAWS. Except (i) as set forth in Schedule
5.7 hereto and (ii) as to Environmental Laws, which are covered by Section 5.9 hereof, Seller is not , with respect to the conduct of the Business or the use of the Assets, in default under or in violation of any federal, state or local statute, law, ordinance, regulation, rule, judgment, order or decree which would give rise to a material liability.

                  5.8 PERMITS AND LICENSES. Schedule 5.8 attached hereto sets forth all governmental licenses, permits, franchises and other governmental authorizations (collectively "Permits") which are issued to, held or used in relation to the Business by Seller or for which Seller has applied, including the dates of issuance and expiration or of application as the case may be, and, except as set forth on Schedule 5.8 hereto, there are no other governmental licenses, permits, franchises or authorizations which are material to the Business. Except as set forth on Schedule 5.8 hereto and for environmental matters, which are exclusively addressed in Article 5.9, within the past 24 months, Seller has not received any written warning, notice of violation or probable violation, notice of revocation or other written communication from or on behalf of any governmental entity, which violation has not been corrected or otherwise settled, alleging (i) any material violation of any Permit relating to the Division, (ii) that Seller needs a Permit material to the Business not currently held by Seller in order to conduct the Business or (iii) any current material violation, with respect to the conduct of the Business or the use of the Assets, of any federal, state, county, local or foreign laws, ordinances, regulations or orders.

                  5.9 ENVIRONMENTAL CONDITIONS. Except as disclosed on Schedule 5.9, in connection with the Business, the Assets (excluding the Excluded Assets) or the Division,

                  (a) Seller holds, and is in compliance with, all Environmental Permits (as defined below) and is otherwise in compliance with all applicable Environmental Laws (as defined below), except for such failures to be in compliance which individually or in the aggregate will not have a Material Adverse Effect. Except as identified on Schedule 5.9(a) hereto, no modification, revocation, reissuance, alteration, transfer, or amendment of the Environmental Permits, or any review by, or approval of, any third party of the Environmental Permits is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby or the continuation of the Business following such consummation assuming the Business is conducted as heretofore conducted. To Seller's Knowledge, there is no condition that could prevent or interfere with continued material compliance with Environmental Laws, assuming the Business continues to be conducted as presently conducted and the Assets used as presently used. For purposes of this Agreement, "Environmental Permits" shall mean all permits, licenses, registrations and other governmental authorizations required under Environmental Laws for the Seller to conduct the Business and "Environmental Laws" shall mean any and all foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any governmental authority, or requirements of law (including, without limitation, common law) now in effect relating in any manner to contamination, pollution, or protection of the environment;

                  (b) Since January 1, 1994, Seller has not received any written notice of any Environmental Claim (as hereinafter defined) and, to Seller's Knowledge, no such Environmental Claim is, or has been since January 1, 1994, threatened. For purposes of this Agreement, "Environmental Claim" means any notice, claim, demand, action, suit, complaint, proceeding or other communication by any third person alleging liability or potential liability (including, without limitation, liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, relating to, based on or resulting from (x) the presence, discharge, emission, release or threatened release of any Hazardous Materials (as hereinafter defined) at any location, or (y) circumstances forming the basis of any violation by Seller of any Environmental Laws, including, but not limited to, any violations by Seller of any applicable Environmental Permits, in each case which would reasonably be expected to result in material liability under Environmental Laws. For purposes of this Agreement, "Hazardous Materials" means any and all hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof) and petroleum products, asbestos and asbestos-containing materials, pollutants, contaminants, polychlorinated biphenyls and any and all other materials and substances regulated pursuant to any Environmental Laws or that could result in the imposition of liability under any currently applicable Environmental Laws;

                  (c) Since January 1, 1994, Seller has not entered into, has not agreed to, and has not received any written notice that it is subject to any judgment, decree or order of any governmental authority under any Environmental Laws, including, without limitation, relating to compliance or to investigation, cleanup, remediation or removal of Hazardous Materials;

                  (d) To Seller's Knowledge, Hazardous Materials have not been generated, transported, treated, stored, disposed of, arranged to be disposed of, released or threatened to be released at, on, from or under any of the Assets in violation of, or in a manner or, to Seller's Knowledge, to a location that would reasonably be expected to give rise to material liability relating to the Business under, any Environmental Laws;

                  (e) To Seller's Knowledge, there are no (r) underground or aboveground storage tanks, (s) polychlorinated biphenyls, (t) asbestos or asbestos-containing materials, (u) Hazardous Materials, (v) urea-formaldehyde insulation, (w) sumps, (x) surface impoundments, (y) landfills or (z) sewer or septic systems currently or formerly present at or about any of the Assets which presently constitute a violation of any Environmental Law would reasonably be expected to give rise to material liability under any Environmental Laws;

                  (f) The Seller has not assumed, contractually or, to Seller's Knowledge, by operation of law, any liabilities or obligations of third parties under any Environmental Laws that concern the Business.

                  5.10 PRODUCT SAFETY. To Seller's Knowledge, each of the products produced or sold by Seller in connection with the Business is, and at all times up to and including the sale thereof has been, in compliance in all material respects with all applicable federal, state, local and foreign laws and regulations relating to safety.

                  5.11 EMPLOYEE RELATIONS. Except as disclosed in Schedule 5.11 attached hereto, Seller does not have any agreements with labor unions or associations representing any employees of the Division. There is neither pending nor, to Seller's Knowledge, threatened any strike, slowdown, picketing, work stoppage or labor trouble or other occurrence, event or condition of a similar character in which the employees of the Division are participating or, to Seller's Knowledge, have threatened to participate, and the Division has not experienced such labor controversy since January 1, 1994. There is no material unfair labor practice charge or complaint pending or, to Seller's Knowledge, threatened against the Division. No representation question exists or, to Seller's Knowledge, has been raised since January 1, 1994, respecting any of the Division's employees nor to Seller's Knowledge are there any campaigns being conducted to solicit cards from employees of the Division to authorize representation by any labor organization. The Seller has paid in full to all employees of the Division all wages, salaries, commissions, bonuses, benefits and other compensation, except as provided in Article 4.6, which are required to be paid to such employees or otherwise arising under any policy, practice, agreement, plan, program, statute or other law. Except as set forth on Schedule
5.11 attached hereto, Seller does not have any consultant agreements or contracts of employment in connection with the Division and, from December 31, 1996 to the date hereof Seller has not made any commitment or agreement to increase the wages or to materially modify the conditions or terms of employment of any of the employees of the Division. The Seller has not closed any plant or facility of the Division, except as set forth in Schedule 5.11, effectuated any layoffs of employees of the Division at a single employment site during any 30-day period for at least ten percent of the employees or at least twenty employees (whichever is less), or implemented any early retirement, separation or window program applicable to employees of the Division since January 1, 1994, nor has the Seller planned or announced any such action or program for the future relating to the Division. Assuming compliance by Buyer with Article 4.1 hereof, the Seller is in compliance with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 and, except as set forth on
Schedule 5.11 hereto, all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise relating to the Division.

                  5.12 LITIGATION, CLAIMS AND PROCEEDINGS. Except as set forth in Schedule 5.12 attached hereto, there are no judgments, orders, writs or injunctions of any federal, state or local court or governmental authority presently pending or, to Seller's Knowledge, threatened against Seller relating to the Business or by which the Assets are or would be bound, and there are no lawsuits, actions, arbitrations, claims, governmental proceedings or notices of violation presently pending or, to Seller's Knowledge, threatened to which Seller is a party (as plaintiff, defendant or otherwise) which relate to the Business, except for routine litigation, claims or proceedings (including, without limitation, product liability and warranty claims or litigation, and workers compensation claims) in which the amount in controversy does not exceed $50,000 for any individual matter or $250,000 in the aggregate for any related matters. Except as set forth on Schedule 5.12 hereto, to Seller's Knowledge, there are no facts which could reasonably be expected to give rise to any action, suit, proceeding, inquiry or investigation which could, if adversely decided, have a Material Adverse Effect on the Division.

                  5.13 INTELLECTUAL PROPERTY. (a) Schedule 5.13(a) attached hereto sets forth all Intellectual Property owned or used by Seller in the conduct of the Business as heretofore conducted and the nature of Seller's rights therein. For all Intellectual Property owned by a third party and used by Seller in the conduct of the Business pursuant to a license or other agreement, all such licenses or agreements are, to the Seller's Knowledge, in force and assignable to Buyer. If specific disclosure on Schedule 5.13(a) would jeopardize or impair the value or validity of any Intellectual Property, such Intellectual Property is described generally thereon.

                  (b) Except as set forth on Schedule 5.13(a), (i) Seller owns or has a valid license to use all Intellectual Property necessary to conduct the Business and such Intellectual Property is valid, subsisting, unexpired, enforceable, free of all Encumbrances, has not been abandoned by Seller, and, to Seller's Knowledge, does not infringe or otherwise impair the intellectual property rights of any third party; (ii) none of the Intellectual Property owned or used by the Division is the subject of any license, security interest or other agreement granting rights therein from Seller to any third party; (iii) no judgment, decree, injunction, order or agreement is in effect which would limit, cancel or question the validity of, or Seller's rights in and to, any Intellectual Property used in the conduct of the Business; and (iv) no suit, action, proceeding or investigation is pending or, to Seller's Knowledge, threatened that seeks to limit, cancel or question the validity of, or Seller's rights in and to, any Intellectual Property used in the conduct of the Business.

                  (c) Seller specifically warrants that the Assets (i) contain all Intellectual Property for which improper or unauthorized disclosure would jeopardize or impair its value or validity ("Trade Secrets") owned, possessed, licensed and/or used by Seller in the conduct of the Business and (ii) to Seller's Knowledge, constitute all those Trade Secrets necessary to conduct the Business as heretofore conducted. Except as set forth on Schedule 5.13(c), Seller is the owner of all Trade Secrets used in the conduct of the Business, and where Seller does not own any Trade Secret, Seller is the licensee thereof and all applicable license agreements are in force and assignable to Buyer.

                  5.14 CONTRACTS. (a) Schedule 5.14 attached hereto lists as of the date hereof all written contracts, agreements, commitments and personal property leases and includes summaries of all oral arrangements which relate to the Business and, with respect to both oral and written arrangements, which meet the criteria specified in the paragraphs below:

                  (i) involve future expenditures or receipts or other performance with respect to goods or services having a total value in excess of $50,000;

                  (ii) involve a lease, sublease, installment purchase or similar arrangement for the use of property which involves a total consideration in excess of $50,000;

                  (iii) contain any severance pay obligations or payments to employees due as a result of the consummation of the transactions contemplated hereby;

                  (iv) compel the employment of any person in the status of "employee";

                  (v) involve a consulting relationship which involve total consideration in excess of $50,000 during the term of such agreement;

                  (vi) any agreement with or for the benefit of any affiliate of Seller other than Ancillary Agreements;

                  (vii) involves the handling, treatment, storage, transportation, recycling, reclamation or disposal of wastes or substances except for oral arrangements with suppliers that are not material;

                  (viii) contain commitments of suretyship, guaranty or indemnification (except for guarantees, warranties and indemnities provided by Seller in respect of its products in the ordinary course of business);

                  (ix) involve the development of any of the Real Property or provide for improvements thereto;

                  (x) relate to the disposition or acquisition since January 1, 1992 of the assets or stock of, or any interest in, any business enterprise;

                  (xi) involve payments to or by Seller in respect of the Business over the term in excess of $50,000 or which may not be terminated on 60 days or less notice without penalty; or

                  (xii) contain an indenture, mortgage, pledge, credit (other than credit terms offered to customers in the ordinary course of business), or other financing commitment for the borrowing or lending of funds from or to any person.

                  (b) Except as otherwise indicated in any Schedule or Exhibit attached hereto, with respect to the contracts listed in Article 5.14(a) above,
(i) Seller is not in default of any material obligation under any of such contracts, (ii) to Seller's Knowledge, no other party to any of such contracts is in default of any material obligation thereunder and (iii) there does not exist under any provision thereof any event that, with the giving of notice or the lapse of time or both, would constitute a material default thereunder, except for the failure to obtain any necessary consents.

                  5.15 BENEFIT PLANS. (a) Schedule 5.15 contains a true and complete list of each "employee benefit plan" of the Seller (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (including, without limitation, multiemployer plans within the meaning of ERISA Section 3(37)), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not under which any employee or former employee of the Division has any present or future right to benefits or under which Seller has any present or future liability which relate to the Division. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Seller Plans".

                  (b) With respect to each Seller Plan, Seller has delivered to the Buyer or its representative a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable, (i) any related trust agreement, annuity contract or other funding instrument; (ii) the most recent determination letter if applicable;
(iii) any summary plan description and other written communications (or a description of any oral communications) by the Seller to its employees concerning the extent of the benefits provided under a Seller Plan; and (iv) for the three most recent years (I) the Form 5500 and attached schedules; (II) audited financial statements; (III) actuarial valuation reports; and (IV) attorney's response to an auditor's request for information.

                  (c) (i) Each Seller Plan has been established and administered in accordance with its terms, and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; and (ii) each Seller Plan which is intended to be qualified within the meaning of Code section 401(a) is so qualified and has received a favorable determination letter as to its qualification and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification.

                  (d) Seller is not a party to, or obligated to contribute to, any multiemployer plan (within the meaning of ERISA section 4001(a)(3)) with respect to the employees of the Division.

                  5.16 FINANCIAL STATEMENTS. (a) Attached hereto as Schedule
5.16 are (i) the unaudited balance sheet of the Business as of December 31, 1996 and the related unaudited statement of operations and statement of cash flows for the Business for the fiscal year ended December 31, 1996 and (ii) the unaudited balance sheet of the Business as of June 30, 1997 and the related unaudited statement of operations and unaudited statement of cash flows for the Business for the six months ended June 30, 1997 (collectively, clauses (i) and (ii) are referred to herein as the "Financial Statements"). The Financial Statements present fairly in all material respects the financial position and results of operations of the Business as of the date or for the periods set forth therein and, except as set forth on Schedule 5.16 hereto, were prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods set forth therein.

                  (b) Except (i) as specifically disclosed herein or in the Schedules hereto, (ii) as reflected, reserved against or otherwise expressly disclosed in the Financial Statements or (iii) for liabilities and obligations or changes in assets incurred in accordance with the provisions of this Agreement, since December 31, 1996, the Business has not had and will not have any change in assets, liabilities or obligations that would be required to be reflected on a balance sheet for the Business prepared in accordance with GAAP consistently applied during the period set forth therein.

                  (c) The accounts and notes receivable of the Business, including intercompany receivables, as of the date of the Closing will represent valid claims, incurred in the ordinary course of business and consistent with past practice, and no counterclaims or offsetting claims with respect to such receivables shall be pending or, to the Seller's Knowledge, threatened as of the date of the Closing other than customer credits arising in the ordinary course of business and consistent with past practice.

                  (d) The inventories reflected on the Financial Statements (except the inventories which have been sold or disposed of in the ordinary course of business since the dates thereof and except for excess and obsolete inventory which has been written off) and the inventories thereafter acquired or manufactured in connection with the Business and not subsequently sold or disposed of in the ordinary course of business do, and the inventories as of the Closing Date will, consist of items of a quality and quantity which in the aggregate are (i) usable in the ordinary course of the Business or (ii) saleable in the ordinary course of the Business at net realizable values (i.e., normal selling price less all applicable discounts, commissions and shipping costs) not less than their respective book value amounts. Inventory on the Financial Statements is, and Inventory as of the Closing Date will be, except for obsolete and below-standard quality inventory described below, stated at the lower of cost (determined by the FIFO method) or market in accordance with GAAP, consistently applied. The value of excess and obsolete inventory and inventory of below standard quality reflected on the Financial Statements has been, and as of the Closing Date will be, written down to net realizable marketable value or written off or adequate reserves in accordance with GAAP, consistently applied, have been provided therefor. The inventory on hand is, and as of the Closing Date will be, at levels consistent with expected customer demand and consistent with past practice.

                  5.17 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in Schedule 5.17 hereto, since December 31, 1996, the Business has been conducted only in the ordinary course consistent with past practice and there has not been:

                  (a) any event, occurrence or state of circumstances or facts which has resulted in a Material Adverse Effect;

                  (b) any material damage or destruction of any of the Assets;

                  (c) any disposition by Seller of any assets relating to the Business other than in the ordinary course of business consistent with past practice;

                  (d) except in the ordinary course of business consistent with past practice, any increase in, or commitment or plan adopted to increase, the wages, salaries, compensation, pension or other benefits or payments to employees of the Division;

                  (e) any change in accounting methods, principles or practices of Seller relating to the Division except for any such change after the date hereof required by reason of a concurrent change in generally accepted accounting principles; or

                  (f) the agreement of Seller or any of its respective affiliates to do any of the foregoing, except as otherwise expressly contemplated hereby and by the Ancillary Agreements.

                  5.18 INSURANCE. The properties and assets of Seller which are of an insurable character and are used or useful in the Business are insured against loss or damage by fire or other risks, and Seller maintains liability insurance, to the extent and in the manner and covering such risks as is customary for companies engaged in a business similar to the Business or owning assets similar to the Assets. The coverage under each such policy and binder is in full force and effect, and no notice cancellation or nonrenewal with respect to any such policy or binder has been received by Seller. Schedule 5.18 lists insurance maintained by Seller on the Assets and with respect to the employees and representatives of the Business and the operations of the Business.

                  5.19 AFFILIATE TRANSACTIONS. Except as set forth in Schedule 5.19, there are no agreements, arrangements, undertakings or other transactions between the Business and any other division or business of Seller or any affiliate of Seller.

                  5.20 TAX MATTERS. All Tax Returns required to be filed by Seller on or before the Closing Date with respect to the Business or its activities, properties or employees have been or shall be timely filed and all Taxes which are due on such returns have been or shall be timely paid or accrued within the prescribed period, including any extension thereof. There are no Liens upon any of the Assets in respect of Taxes except for Liens for current Taxes that are not yet due and payable. All Taxes required to be withheld by Seller with respect to the Business or its activities, properties or employees have been withheld and paid over to the appropriate Tax authority. Seller (or any predecessor of Seller) is not a party to and has not received any notice with respect to any proposed or pending action by any governmental authority for assessment or collection of Taxes with respect to the Business or its activities, properties or employees, nor is Seller a party to any dispute or threatened dispute in which action or dispute an adverse determination reasonably could be expected to result in a foreclosure of the Assets and no such claim for assessment or collection of Taxes has been made upon Seller. Seller is not a "foreign person" within the meaning of section 1445 of the Code, and Seller will furnish Buyer with an affidavit that satisfies the requirements of section 1445(b)(2) of the Code. For purposes of this Agreement, (i) the term "Tax" or "Taxes" shall mean all United States federal, state and local and all foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, excise, value added, net worth, intangible, privilege, business, license, transfer, estimated, stamp, alternative or add-on minimum, environmental, withholding and any other taxes, duties, assessments or other similar governmental charges, together with all interest, penalties and additions imposed with respect to such amounts, (ii) the term "Tax Returns" shall mean any return (including any consolidated combined or unitary return), declaration, estimated, installment, report, claim for refund or information return or statement relating to Taxes which is required to be filed with any governmental agency or other Tax authority, including any schedule or attachment thereto, and including any amendment thereof and (iii) the term "Tax authority" shall mean any authority having jurisdiction over Taxes.

                  5.21 MATERIAL CUSTOMERS AND SUPPLIERS. Schedule 5.21 sets forth the names of the ten suppliers of the Business to whom Seller paid the greatest sum of money in respect of products and materials sold to the Business and the ten customers of Business from whom Seller received the greatest sum of money in respect of products or services provided by the Business between January 1, 1996 and December 31, 1996.

                  5.22 BOOKS AND RECORDS. The financial books and records pertaining to the Business are complete and correct in all material respects, have been maintained in accordance with good business practice, and reflect the basis for the financial position and results of operations of the Business set forth in the Financial Statements.

                  5.23 DISCLOSURE. This Agreement and the related Schedules hereto contain no untrue statement of any material fact nor omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                  5.24 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties made by Seller contained in this Article V shall survive until the eighteen month anniversary of the Closing, except that those representations and warranties contained in (i) Articles 5.9 shall survive until the third anniversary of the Closing and (ii) Article 5.20 shall survive until the sixtieth day following the expiration of all applicable statutes of limitation (after giving effect to any extensions or tollings thereof).


                                   ARTICLE VI

               REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

          Parent and Buyer hereby represent and warrant to Seller that:

                  6.1 ORGANIZATION AND POWER. Each of Parent and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Buyer has full corporate power and authority to enter into and perform this Agreement.

                  6.2 DUE AUTHORIZATION; NO BREACH. (a) The execution and performance by each of Parent and Buyer of this Agreement, the Ancillary Agreements to which it is a party and each of the other agreements contemplated hereby and the transactions contemplated hereby and thereby has been approved by its Board of Directors, and no further corporate action is required to be taken by it in order to execute, deliver and perform this Agreement. Each of this Agreement and the Ancillary Agreements to which it is a party is a valid and legally binding obligation of each of Parent and Buyer, and each agreement or instrument contemplated by this Agreement, when executed and delivered by Parent or Buyer, as the case may be, in accordance with the provisions hereof, will be a valid and legally binding obligation of Parent or Buyer, as the case may be, in each case enforceable against Parent or Buyer, as the case may be, in accordance with its terms subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors rights and remedies generally, and subject, as to enforceability, to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity). All persons who have executed this Agreement on behalf of Parent or Buyer, as the case may be, or who will execute on behalf of Parent or Buyer, as the case may be, any agreement or instrument contemplated by this Agreement, have been duly authorized to do so by all necessary corporate action. Neither the execution and delivery of this Agreement, the Ancillary Agreements and all other agreements and documents to be executed or delivered hereunder, nor the performance and fulfillment by Parent or Buyer, as the case may be, of all its representations, warranties, covenants and obligations hereunder, will (i) violate, or conflict with, any provision of Parent's or Buyer's certificate of incorporation or by-laws, (ii) violate, or conflict with, or result in a breach of any provisions of, or constitute a default under, or result in the termination of, or accelerate the performance required by, or result in the creation of any

Encumbrance upon any of the properties or assets of Parent or Buyer under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, agreement, lease or other material instrument to which Parent or Buyer is a party or by which either of them is bound, or (iii) violate, or conflict with, any order, writ, injunction, arbitration award, judgment or decree of any court, governmental body or arbitrator applicable to Parent or Buyer or any statute, law, rule or regulation, except, in the case of clause (i) or (ii), as would not have a material adverse effect on the ability of Parent or Buyer to perform its obligations hereunder or any Ancillary Agreement to which it is a party.

                  6.3 CONSENTS. Except for those permits, consents and approvals required for the transfer of the Assets, permits of the type described in
Article 5.8, and except for the expiration of the applicable waiting periods under the HSR Act, no action, approval, consent or authorization, including but not limited to, any action, approval, permit, consent or authorization by any third party, financial institution, governmental or quasi-governmental agency, commission, board, bureau or instrumentality, is required to be obtained by Buyer in order to consummate the transactions contemplated hereby.

                  6.4 FINANCING. Buyer has all funds necessary, or binding commitments for all funds necessary (copies of which have been delivered to Seller prior to the date hereof), to consummate the transactions contemplated by this Agreement and Ancillary Agreements.

                  6.5 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties made by Parent or Buyer contained in this Article VI shall survive until the second anniversary of the Closing.


                                   ARTICLE VII

                              PRE-CLOSING COVENANTS

                  Seller hereby agrees that:

                  7.1 CONDUCT OF THE BUSINESS. From the date hereof until the Closing, or termination of this Agreement in accordance with Article IX hereof, Seller will:

                  (a) operate the Business only in the usual and ordinary course of business consistent with past practice and do all acts and things as may be necessary to preserve, protect and maintain intact the Assets and the Business as a going concern;

                  (b) make payments on payables relating to the Business in a manner consistent with past practice and collect receivables relating to the Business in a manner consistent with past practice;

                  (c) use reasonable efforts to preserve the business relationships of Seller with respect to the Business;

                  (d) refrain from entering into any contract or renewing any lease relating to the Business which (i) calls for payments exceeding $50,000 or
(ii) does not expire within one year or is not cancelable by Buyer within one year without penalty, without the prior written approval of Buyer;

                  (e) refrain from taking any action which reasonably could be expected to render any representation or warranty of Seller contained herein untrue or incorrect in any material respect (except to the extent a representation or warranty is qualified by materiality, in which case Seller will refrain from taking any action which would render such representation or warranty untrue or incorrect) as of the Closing;

                  (f) comply in all material respects with all laws applicable to the Business, including, but not limited to, Environmental Laws;

                  (g) refrain from making any disposition of any assets relating to the Business other than in the ordinary course of business consistent with past practice;

                  (h) refrain from making any commitment for capital expenditures relating to the Business in excess of $50,000 without the prior written consent of Buyer, which consent shall not be unreasonably withheld;

                  (i) refrain from permitting any of the Assets owned by it to become subject to any Encumbrances, except Permitted Encumbrances or Real Property Encumbrances;

                  (j) maintain insurance as currently in effect;

                  (k) give Buyer a copy of any notice from any governmental or regulatory authority or any other person alleging any violation of any rule, regulation, law or ruling;

                  (l) refrain from making any change in accounting methods, principles or practices relating to the Business; and

                  (m) refrain from agreeing to do any of the foregoing.

                  7.2 ACCESS TO BOOKS, RECORDS AND FACILITIES. Seller agrees that prior to the Closing, Seller will permit Buyer, Parent and their representatives full access during normal business hours and upon reasonable notice to all of their respective plants, properties, books, contracts, records and employees used in or relating to the conduct of the Business and will furnish Buyer, Parent and their representatives during such period, upon reasonable notice, with all such financial, operating and other information concerning the Assets and the conduct of the Business as Buyer, Parent or their representatives may reasonably request.

                  7.3 ISRA. Seller, at its sole expense, shall comply with all applicable requirements of the New Jersey Industrial Site Recovery Act, including, without limitation, all requirements to undertake environmental investigations and remediations.

                  7.4 BEST EFFORTS. Each Party will use all reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (without payment of money, commencement of litigation, the assumption of any material obligation or the entering of any agreement to divest or hold separate any assets).

                  7.5 PURCHASE ORDER NO. 685-2155. Seller agrees to pay all remaining amounts due under Purchase Order No. 685-2155 referenced in Schedule
5.12 on or prior to the Closing Date.


                                   ARTICLE VII

                              CONDITIONS OF CLOSING

                  8.1 SELLER'S CONDITIONS. The obligations of Seller to consummate the transactions contemplated by this Agreement are, unless waived by Seller, subject to the fulfillment on or before the Closing, of each of the following conditions:

                  (a) No statute, rule, regulation, injunction or restraining order shall be in effect to forbid or enjoin the consummation of the transactions contemplated by this Agreement;

                  (b) The transactions contemplated by this Agreement to be completed before the Closing shall have been consummated upon the terms and subject to the conditions set forth therein;

                  (c) Seller shall have received the Purchase Price and all certificates, instruments, agreements and other documents to be delivered by Buyer at or before the Closing as provided in this Agreement in form and substance reasonably satisfactory to Seller;

                  (d) All covenants of Buyer and Parent under this Agreement to be performed prior to the Closing shall have been performed, and the representations and warranties of Buyer and Parent contained in this Agreement shall be true and correct on and as of the Closing in all material respects (except to the extent qualified by materiality in which event such representations and warranties shall be true and correct) with the same effect as though such representations and warranties had been made on and as of such date, except to the extent attributable to actions permitted or consented to by Seller in writing;

                  (e) All approvals, consents or authorizations or filings listed on Schedule 5.6(b) hereto shall have been obtained, and all waiting periods under the HSR Act shall have expired or been terminated; and

                  (f) Buyer and each other party thereto shall have executed and delivered each of the Ancillary Agreements.

                  8.2 BUYER'S CONDITIONS. The obligations of Buyer to consummate the transactions contemplated by this Agreement are, unless waived by Buyer, subject to the fulfillment, on or before the Closing, of each of the following conditions:

                  (a) No statute, rule, regulation, injunction or restraining order shall be in effect to forbid or enjoin the consummation of the transactions contemplated by this Agreement or to impose material limitations on the ability of Buyer to effectively acquire and hold the Assets;

                  (b) Buyer shall have received all certificates, instruments, agreements, and other documents to be delivered by Seller at or before the Closing as provided in this Agreement in form and substance reasonably satisfactory to Buyer;

                  (c) All covenants of Seller under this Agreement to be performed prior to the Closing shall have been performed, and the representations and warranties of Seller contained in this Agreement shall be true and correct on and as of the Closing in all material respects (except to the extent qualified by materiality in which event such representations and warranties shall be true and correct) with the same effect as though such representations and warranties had been made on and as of such date, except to the extent attributable to actions permitted or consented to by Buyer in writing;

                  (d) All items set forth on Schedule 5.6(b) hereto shall have been obtained and all waiting periods under the HSR Act shall have expired or been terminated; and

                  (e) Seller and each other party thereto shall have executed and delivered each of the Ancillary Agreements.

                  (f) With respect to each parcel of Owned Real Property, Buyer shall have received at Closing an owner's title insurance policy or binding marked commitment therefor issued by a title insurance company reasonably satisfactory to Buyer and Seller insuring the fee simple title to such property, subject only to Real Property Encumbrances (other than those described in clause
(v) of Article 5.5 hereto).

                                   ARTICLE IX

                              TERMINATION; SURVIVAL

                  9.1 TERMINATION BY BUYER OR SELLER. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to or at the Closing by:

                  (a) mutual written consent of Seller and Buyer;

                  (b) Seller or Buyer, by written notice to the other, if the transactions contemplated hereby are not consummated on or before the earlier to occur of the (1) twentieth day after all items set forth on Schedule 5.6(b) having been obtained and (2) December 31, 1997 and if the failure to consummate such transactions on or before such date did not result from a breach of any representation, warranty or covenant of the party seeking such termination prior to or at the Closing; or

                  (c) Seller or Buyer, by written notice to the other, if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable.

                  9.2 SURVIVAL. If this Agreement is terminated pursuant to
Article 9.1 hereof, this Agreement shall become void and of no further force and effect, except for the provisions of Articles 11.1(a), 13.1, 13.2 and 15.1 hereof; PROVIDED that such termination shall not relieve any party for liability for Damages resulting from its breach of this Agreement. Promptly following termination of this Agreement each party will destroy or return to the other parties all documents received from such parties in connection with the contemplated transaction, except documents which have been publicly distributed.


                                    ARTICLE X

                                     CLOSING

                  10.1 CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York as soon as practicable after all the conditions to Closing set forth in Article VIII hereof shall be satisfied or duly waived, or at such other time and place as Buyer and Seller may mutually agree.

                  10.2 SELLER'S OBLIGATIONS AND CLOSING DELIVERIES. At the Closing, Seller shall deliver to Buyer:

                  (a) Bills of Sale and Assignments in recordable form for each jurisdiction in which Assets are located substantially in the form attached as
Exhibit 1.3(b) hereto;

                  (b) Executed and acknowledged Assignments, each in a form reasonably acceptable to Buyer, with respect to all Intellectual Property identified in Schedule 5.13(a) or described in Article 1.1(i) hereof;

                  (c) Executed copy of each document of transfer required of Seller with respect to the permits and licenses to be assigned or transferred at Closing as described in Article 1.5 hereof;

                  (d) Special warranty deeds (or equivalent) in recordable form and substance satisfactory to Buyer and sufficient to convey to Buyer all of Seller's interest in the Owned Real Property free and clear of all Encumbrances, except for Real Property Encumbrances;

                  (e) Such other instruments of sale, transfer, conveyance and assignment, in form and substance reasonably satisfactory to Buyer's counsel, as shall be effective to vest in Buyer good title, rights and interest to the Assets (the General Assignments and other instruments referred to in Articles 10.2(a), 10.2(b), 10.2(c), 10(d) and 10.2(e) being collectively referred to herein as the "Assignment and Assumption Instruments") and such other documents to facilitate the transfer of the Real Property and the obtaining of title insurance by Buyer as Buyer may reasonably request;

                  (f) Certified copy of the resolutions of Seller's Board of Directors evidencing the authorizations set forth in Article 5.2 hereof;

                  (g) Executed copy of each of the Ancillary Agreements;

                  (h) Written receipt executed by Seller of payment of the Purchase Price;

                  (i) Certificate of the President or any Vice President of Seller that the conditions set forth in Article 8.2(c) hereof have been satisfied;

                  (j) Opinion of Craig A. Hunt, Esq. substantially in the form of Exhibit 10.2(j) hereto;

                  (k) Certification of Nonforeign Status in accordance with Internal Revenue Code Section 897 and Section 1445(b)(2) of the Foreign Investment and Real Property Tax Act, as amended.

                  10.3 BUYER'S OBLIGATIONS AND CLOSING DELIVERIES. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller:

                  (a) The Purchase Price;

                  (b) Fully executed copy of each of the Assignment and Assumption Instruments previously delivered by Seller and an executed copy of the Assumption Agreement substantially in the form attached as 1.3(d) hereto;

                  (c) Certified copy of the resolutions of Buyer's and Parent's Boards of Directors evidencing the authorization set forth in Article 6.2(a) hereof;

                  (d) Executed copy of each of the Ancillary Agreements;

                  (e) Certificate of the President or any Vice President of Buyer and Parent to the effect that the conditions set forth in Article 8.1(d) have been satisfied;

                  (f) Opinion of Simpson Thacher & Bartlett substantially in the form of Exhibit 10.3(f) hereto; and

                  (g) Opinion of Greenbaum, Rowe, Smith, Himmel & Davis substantially in the form of Exhibit 10.3(g) hereto.


                                   ARTICLE XI

                      EXPENSES AND POST CLOSING OBLIGATIONS

                  11.1 TAXES AND OTHER CHARGES. (a) Seller shall be responsible for and shall pay any ad valorem real property taxes and general and special assessments and any ad valorem personal property taxes, including any interest or penalties thereon, which are attributable or are assessed with respect to the operation and ownership of the Business for periods and events prior to the Closing. Buyer will be responsible for ad valorem real property taxes and general and special assessments and any ad valorem personal property taxes, including any interest or penalties thereon, attributable or assessed with respect to all periods and events on or following the Closing. Buyer is responsible for and shall pay any rents, street surfacing and other municipal charges, and fuel, water, sewer, electrical and other utility charges, including any interest or penalties thereon, which are attributable to the operation and ownership of the Business in the ordinary course and consistent with past practice for periods and events prior to the Closing but not yet due and payable as of the Closing. Buyer will be responsible for any such charges attributable to periods and events on or following the Closing.

                  (b) Regardless of whether or not the transactions contemplated hereby are consummated, each party to this Agreement shall pay all expenses incurred by it or on its behalf in connection with the preparation, authorization, execution and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, including, but not limited to, all fees and expenses of all consultants, brokers, investment bankers, agents, representatives, counsel and accountants engaged by such party; except that: (i) Buyer and Seller shall share equally the costs of obtaining title insurance for the Real Property and (ii) Buyer and Seller shall share equally any liability for all sales, transfer and similar Taxes (including, without limitation, all recording fees and related charges) arising from or attributable or related to the sale, transfer or assignment to Buyer of any of the Real Property.

                  (c) Seller and Buyer shall cooperate regarding the filing of any Tax Returns relating to the Business that cover a period which includes the date of the Closing. Property Tax Returns will be filed by the party which owns the property subject to the return on the assessment date for the property tax.

                  (d) Seller, at its option, shall have sole control over any contest (including claims for refund or challenges of tax assessments) which relates to liability for taxes during periods prior to the date of the Closing, subject to approval of Buyer relating to any going-forward liability reasonably likely to be imposed on Buyer or the Business thereafter for taxes. In any event, any refunds of taxes which become available on or after the date of the Closing but which relate to periods prior to the Closing shall belong to Seller provided that Seller paid the taxes giving rise to the refund.

                  11.2 RESTRICTION. From the date of the Closing until the fifth anniversary of the Closing, Seller shall not, and shall not permit any of its Affiliates (as hereinafter defined) to, directly or indirectly, anywhere in the world, (i) engage in the Restricted Business, (ii) license or permit any person or entity to use technology or Trade Secrets hereby transferred by Seller to Buyer or (iii) employ or solicit to hire, or otherwise receive the services of, any Transferred Employee (x) so long as such Transferred Employee is employed by any of Parent and its subsidiaries or their respective transferees and assigns and (y) prior to the six month anniversary of the termination of such employment. Nothing contained in this Section 11.2 shall prohibit, restrict or prevent Seller or its Affiliates from consummating an acquisition transaction even if a portion of the entity being acquired competes with the Restricted Business, provided, that the net sales of the competitive business being so acquired are 10% or less of the consolidated net sales of the entire business being so acquired, and provided further, that the portion of the entity being acquired which competes with the Restricted Business is sold by Seller and its Affiliates on or prior to the first anniversary of the closing of the acquisition thereof by Seller and its Affiliates. If

Buyer (or a transferee of Buyer) transfers, directly or indirectly, by sale of stock, merger, sale of assets or otherwise, any part of the Business to one or more third parties, Seller's agreements in this Article 11.2 shall continue with respect to such third party transferees and each transferee shall have the same rights as Buyer hereunder. The parties agree that the remedy at law for any breach of any obligation under this Article 11.2 will be inadequate and that in addition to any other rights and remedies to which they may be entitled hereunder, at law or in equity, Buyer and its transferees shall be entitled to injunctive relief and reimbursement for all reasonable attorney's fees and other expenses incurred in connection with the enforcement hereof. In the event this
Article 11.2 is held to be in any respect an unreasonable restriction upon Seller or any of its affiliates by any court having competent jurisdiction, the court so holding may reduce the territory to which this Article 11.2 pertains and/or the period of time for which it operates, or effect any other change to the extent necessary to render this Article 11.2 enforceable by such court. As so modified Article 11.2 will continue in full force and effect. Such decision by a court of competent jurisdiction shall not invalidate this Agreement, but this Agreement shall be interpreted, construed and enforced as not containing such invalidated provision. The term "Affiliates" as used in this Section 11.2 shall mean Jefferson Smurfit Group, plc ("JS Group") and any subsidiary or affiliate (1) in which JS Group directly or indirectly beneficially owns voting securities constituting 50.1% or more of the outstanding voting power thereof or
(2) a majority of the directors, trustees, managing partners or managing members (or equivalent) of which are, directly or indirectly, nominees or designees of JS Group or (3) other than Jefferson Smurfit Corporation, a Delaware corporation, and its wholly owned subsidiaries, which JS Group directly or indirectly otherwise controls. The term "Restricted Business" as used in this
Section 11.2 means the manufacture, sale, distribution, lease, reconditioning and/or fleet management of plastic or steel drums or plastic or steel intermediate bulk containers; PROVIDED HOWEVER, the manufacture, sale or distribution of "bag in the box", which is a plastic liner inside a corrugated or other rigid container and which is currently being manufactured, sold and distributed by JS Group, shall not constitute "Restricted Business."

                  11.3 INSURANCE DATA. To the extent that, after the Closing, either Buyer or Seller requires any information regarding claim data, payroll or other information in order to make filings with insurance carriers relating to the Business, Seller shall promptly supply such information to Buyer and Buyer shall promptly supply such information to Seller.

                  11.4 FURTHER ASSURANCES. At any time after the Closing, the parties agree to cooperate with one another to execute and deliver such other documents, instruments of transfer or assignment, files, books and records and do all such further acts and things as may be reasonably required to carry out the transactions contemplated hereunder.

                  11.5 ACCESS TO BOOKS, RECORDS AND FACILITIES. Seller agrees that on and after the Closing it will permit each of Parent and Buyer and its representatives, during normal business hours and upon reasonable advance notice, to have access to and to examine and make copies of (i) all books and records of Seller (except books and records protected by attorney-client or other privilege which Seller may be entitled to assert against Buyer in any pending or threatened proceeding, suit or action) which relate to the Business to the extent that the events reflected therein relate to transactions or events occurring prior to the Closing or to transactions or events occurring subsequent to the Closing which arise out of transactions or events occurring prior to the Closing and (ii) all documents listed in the Schedules attached hereto and all files, records and papers of any and all proceedings and matters listed in the Schedules attached hereto. All books and records of Seller relating to the Business will be preserved by Seller in accordance with Seller's records retention policy, but in no event for a period of less than three years following the Closing. Prior to any destruction or disposition by Seller of any books and records relating to the Business, Seller will notify Buyer in writing and Buyer shall have the right to receive and retain such books and records at its expense. Buyer agrees that, after the Closing, it will permit, and will cause its subsidiaries to permit, Seller and its representatives full access during normal business hours and upon reasonable advance notice to all of its and their respective properties, plants and facilities used in connection with the Business, and to have access to the books and records (except records protected by attorney-client or other privilege which Buyer or its affiliates may be entitled to against Seller in any pending or threatened proceeding, action or suit) of the Business, to the extent that any of the foregoing relates to periods prior to the Closing, and is reasonably necessary in connection with any then pending or threatened litigation, claim, liability, or judicial or administrative matters in which Seller is involved and which involves or arises out of the ownership or operation of the Business by Seller.

                  11.6 PREPARATION OF AUDITED FINANCIAL STATEMENTS. Seller agrees that at the request of Buyer after the Closing Date Seller shall, and shall use all reasonable efforts to cause its officers, employees and independent public accountants to, cooperate with Buyer and Buyer's independent public accountants, in the preparation by Buyer of audited financial statements and notes thereto of the Business for each of the fiscal years ended December 31, 1995 and 1996 and the period ending at Closing in 1997. Buyer shall reimburse Seller from time to time upon Seller's request (accompanied by statements or other documentation evidencing such expenses) for all out-of-pocket expenses and costs (including the fees and expenses of Seller's independent public accountants) incurred by Seller in connection with the preparation of such financial statements. Further, Buyer agrees to cooperate with Seller as to the timing of its request so as not to burden the Seller's internal auditing staff during periods in which they are preparing Seller's year-end financials.


                                  ARTICLE XIII

                                 BULK SALES LAW

                  12.1 WAIVER. Buyer hereby waives compliance by Seller with any bulk sales laws (including any applicable bulk sales provision of any state sales tax law) which may be applicable. Seller agrees to indemnify and hold Buyer harmless against any and all claims, losses, damages, liabilities, costs and expenses (including, without limitation, any Taxes) incurred by Buyer or any of its affiliates as a result of any failure to comply with any such bulk sales laws, except to the extent that any such claims, losses, damages, liabilities, costs and expenses are Assumed Liabilities.


                                  ARTICLE XIII

                           PUBLICITY, CONFIDENTIALITY

                  13.1 PUBLICITY. The Parties agree that no publicity, release or announcement concerning the execution of this Agreement, any of the provisions of this Agreement or the transactions contemplated hereby shall be issued without the advance written approval of the form and content of the same by the Parties; provided, however, that no such consent shall be required when such disclosure is required by applicable law.

                  13.2 CONFIDENTIALITY. Each of Parent and Buyer confirms that it is bound by the terms of the confidentiality agreement, dated February 3, 1997, between Seller and Russell-Stanley Corp. as if it were a signatory thereto and that it will keep and treat the evaluation material and all other items of confidential information provided by Seller to Parent and Buyer hereunder in accordance with the terms of that confidentiality agreement.

                  13.3 NEGOTIATIONS WITH THIRD PARTIES. From the date hereof through the Closing or, if earlier, the termination of this Agreement pursuant to Article IX, Seller will not directly or indirectly, through any director, employee, affiliate, representative, agent or otherwise, (i) solicit, initiate, encourage or assist in the submission of any inquiries, proposals or offers from any corporation, partnership, person, or other entity or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) (other than Parent and Buyer, their respective associates and affiliates and officers, partners, employees and other authorized representatives of Parent and Buyer or such affiliates or associates) (collectively, "Persons") relating to any acquisition or purchase of assets of, or any equity interest in, the Business or any form of recapitalization transaction, merger, consolidation, business combination, spin-off, liquidation or similar transaction involving, directly or indirectly, the Business (each, an "Acquisition Proposal"), (ii) participate in any discussions or negotiations regarding an Acquisition Proposal or furnish to any Person any information concerning the Business or the transactions contemplated hereby or (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to make or enter into an Acquisition Proposal. Should Seller receive any inquiry, proposal or offer to enter into any transaction of the type referred to in clauses (i), (ii) or (iii) above, Seller will promptly inform Buyer of the terms thereof and the identity of the party making such inquiry, proposal or offer.

                                   ARTICLE XIV

                                     NOTICES

                  14.1 NOTICES. Any notices or communications permitted or required hereunder shall be deemed sufficiently given if hand-delivered, or sent by (i) registered or certified mail return receipt requested, (ii) telecopy or other electronic transmission service (to the extent receipt is confirmed) or
(iii) by overnight courier, in each case to the parties at their respective addresses and telecopy numbers set forth below, or to such other address of which any party may notify the other party in writing.

                  If to Seller, to

                           Smurfit Packaging Corporation
                           Jefferson Smurfit Centre
                           8182 Maryland Avenue
                           St. Louis, Missouri 63105
                           Attention:   Michael W.J. Smurfit, Jr.
                                        Chief Executive Officer
                           Telephone:   (314) 746-1202
                           Fax:         (314) 746-1288

                           with copies to:

                           Jefferson Smurfit Corporation
                           Jefferson Smurfit Center
                           8182 Maryland Avenue
                           St. Louis, Missouri 63105
                           Attention:   General Counsel
                           Telephone:   (314) 746-1100
                           Fax:         (314) 746-1184

                                    and

                           Winston & Strawn
                           35 West Wacker Drive
                           Chicago, Illinois 60601
                           Attention:   Joseph A. Walsh, Esq.
                           Telephone:   (312) 558-5600
                           Fax:         (312) 558-5700

                  If to Parent or Buyer, to

                           Russell-Stanley Holdings, Inc.
                           230 Half Mile Road
                           Red Bank, NJ 07701
                           Attention:   President

                           with copies to:

                           c/o Vestar Capital Partners
                           245 Park Avenue
                           41st Floor
                           New York, New York 10167
                           Attention:   Robert Rosner
                           Telephone:   (212) 949-6500
                           Fax:         (212) 808-4922

                                    and

                           Simpson Thacher & Bartlett
                           425 Lexington Avenue
                           New York, New York 10017
                           Attention:   Peter J. Gordon, Esq.
                           Telephone:   (212) 455-2000
                           Fax:         (212) 455-2502


                                   ARTICLE XV

                                 CONSULTANT FEES

                  15.1 BROKERS. Each of the Parties represents and warrants to the other that, except for Parent's and Buyer's retention of Vestar Capital Partners and PaineWebber Incorporated, whose fees and expenses shall be paid by Parent and Buyer, no broker or finder has acted on its behalf in connection with the transactions contemplated by this Agreement. Each of the Parties agrees to indemnify, defend and hold the other party harmless against any claim or demand for any commission, compensation or other payment by any other broker, finder or similar agent claiming to have been or that was in fact employed by or on behalf of it.

                                   ARTICLE XVI

                                  MISCELLANEOUS

                  16.1 BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon, and inure to the benefit of, all the Parties and their respective successors, legal representatives and assigns permitted in accordance with this
Article 16.1. Nothing herein shall create or be deemed to create any third party beneficiary rights in any person or entity not a party hereto. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party (by operation of law or otherwise) without the prior written consent of the other party, and any attempted assignment without the required consents shall be void; provided, however, that no such consent shall be required for Buyer to assign part or all of its rights and obligations under this Agreement prior to the Closing to one or more subsidiaries of Buyer, or after the Closing to any third party.

                  16.2 EXHIBITS AND SCHEDULES. All Exhibits and Schedules attached hereto and the documents and agreements referred to herein to be delivered and the acts to be performed at or subsequent to the Closing (collectively, the "Items") are incorporated herein and expressly made a part of this Agreement as fully as though completely set forth herein.

                  16.3 SPECIFIC PERFORMANCE. Each of Seller and Buyer acknowledges that the other will have no adequate remedy at law if it fails to perform any of its obligations under this Agreement. In such event, the performing party shall have the right, in addition to any other rights it may have, to specific performance of this Agreement.

                  16.4 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties. In pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one such counterpart.

                  16.5 HEADINGS; INTERPRETATION. (a) The headings contained in this Agreement are inserted for convenience of reference only and shall not otherwise affect the meaning or interpretation or be deemed a substantive part of this Agreement.

                  (b) Except to the extent that the context otherwise requires "include," "includes" and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import.

                  16.6 WAIVER. The failure of any party at any time or times to enforce or require performance of any provision hereof shall in no way operate as a waiver or affect the right of such party at a later time to enforce the same. No waiver by any party of any condition or the breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach, or a waiver of any other condition or of any term, covenant, representation or warranty contained in this Agreement. Any agreement on the part of a party hereto to a waiver shall be valid only if set forth in an instrument in writing signed by such party.

                  16.7 SEVERABILITY. If any provision of this Agreement shall hereafter be held to be invalid or unenforceable for any reason, that provision shall be reformed to the maximum extent permitted to preserve the parties' original intent, failing which, it shall be severed from this Agreement with the balance of this Agreement continuing in full force and effect. Such occurrence shall not have the effect of rendering the provision in question invalid in any other jurisdiction or in any other case or circumstances, or of rendering invalid any other provisions contained herein to the extent that such other provisions are not themselves actually in conflict with any applicable law.

                  16.8 GOVERNING LAW AND FORUM. This Agreement and the Ancillary Agreements shall be governed by and construed in all respects under the laws of the State of New York, without reference to its conflicts of laws, rules or principles. Any action to enforce, which arises out of or in any way relates to, any of the provisions of this Agreement and the Ancillary Agreements may be brought and prosecuted in such court or courts located within the State of New York as provided by law; and the parties consent to the jurisdiction of such court or courts located within the State of New York and to service of process by registered mail, return receipt requested, or by any other manner provided by New York law.


                  16.9 MATERIALITY. The dollar thresholds set forth in this Agreement have been negotiated for the special purposes of the specific provisions in which they appear, and are not to be taken as evidence of the level of "materiality" for purposes of any other provision or statutory or common law which may be applicable to the transactions contemplated by this Agreement under which a level of materiality might be an issue.

                  16.10 OBLIGATIONS GUARANTEE. Parent hereby guarantees the obligations of the Buyer and its permitted assigns under this Agreement and the Ancillary Agreements and agrees to cause the Buyer and its permitted assigns to comply with the terms of this Agreement and the Ancillary Agreements. This guarantee shall be a continuing and irrevocable guarantee and shall survive the Closing. Without limitation, the obligations of this guarantee shall not be released, discharged or affected by any extensions of time or indulgences or modifications granted by the Seller in favor of the Buyer or its permitted assigns, or by any failure to enforce any of the terms of this Agreement or by the bankruptcy, insolvency, dissolution, amalgamation, winding-up or reorganization of the Buyer or its permitted assigns, and Parent hereby waives any right to require the Seller to exhaust any action or recourse against the Buyer or its permitted assigns before requiring performance by Parent pursuant to this guarantee.


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                                                                              46


                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.


                                               SMURFIT PACKAGING CORPORATION


                                               By:/s/ MICHAEL W. J. SMURFIT, JR.
                                               ---------------------------------
                                                Name: Michael W. J. Smurfit, Jr.
                                                Title:President and CFO


                                               RUSSELL-STANLEY HOLDINGS, INC.


                                               By:/s/ DANIEL W. MILLER
                                               ---------------------------------
                                                Name: Daniel W. Miller
                                                Title:Executive Vice President
                                                      and CFO


                                              RUSSELL-STANLEY CORP.


                                              By:/s/ DANIEL W. MILLER
                                              ----------------------------------
                                               Name:  Daniel W. Miller
                                               Title: Executive Vice President
                                                      and CFO